Exhibit 2.1

EXECUTION VERSION

June 2, 2025

THE SELLERS

details of whom are set out in Schedule 1

and

THE OPTIONHOLDERS

details of whom are set out in Schedule 10

and

ATAI LIFE SCIENCES N.V.

(as Buyer)

and

BECKLEY PSYTECH LIMITED

(as the Company)

SHARE PURCHASE AGREEMENT related to BECKLEY PSYTECH LIMITED
99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

i

SCHEDULE 1	37

PARTICULARS OF THE SELLERS

SCHEDULE 2	59

PARTICULARS OF THE COMPANY AND THE SUBSIDIARIES

SCHEDULE 3	72

PRE-COMPLETION OBLIGATIONS

SCHEDULE 4	74

COMPLETION OBLIGATIONS

SCHEDULE 5	76

WARRANTIES

SCHEDULE 6	95

LIMITATIONS ON LIABILITY

SCHEDULE 7	100

PROPERTIES

SCHEDULE 8	101

DEED OF ADHERENCE

SCHEDULE 9	102

LOCK-UP PROVISIONS IN RESPECT OF CONSIDERATION SHARES AND REPLACEMENT AWARDS

SCHEDULE 10	106

OPTIONHOLDER SCHEDULE

ii

THIS DEED is made on 2 June 2025

BETWEEN

(1)	Each person whose name and address is set out in Schedule 1 (the “Sellers”), which expression shall also include any other person from time to time who has executed a Deed of Adherence as a Seller;

(2)
Each person whose name and address is set out in Schedule 10 (the “Optionholders”), which expression shall also include any other person from time to time who has executed a Deed of Adherence as an Optionholder;

(3)	ATAI LIFE SCIENCES N.V., a company incorporated in the Netherlands with company number 80299776, whose registered office is at Wallstraße 16, 10179 Berlin, Germany (the “Buyer”); and

(4)	BECKLEY PSYTECH LIMITED, a company incorporated in England and Wales with company number 11496099, whose registered office is at Beckley Park, Beckley, Oxford, England OX3 9SY (the “Company”).

WHEREAS

The Sellers wish to sell and the Buyer wishes to acquire the entire issued share capital of the Company subject to the terms of this Deed. The Optionholders wish to surrender their Share Options subject to the terms of this Deed.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed, unless the context otherwise requires:

“21 CFR” means the U.S. Code of Federal Regulations Title 21;

“Affiliate” means:

(a)
in the case of a person who is an individual, any spouse, civil partner, co-habitee, lineal descendants by blood or adoption (and including step-descendants), parents or siblings (by blood or adoption), step parents and/or step siblings or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is a settler, in each case from time to time;

(b)	in the case of a person which is a body corporate, any subsidiary undertaking or parent undertaking of that person and any subsidiary of any such holding company;

(c)
in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership or any entity which manages and/or advises any such entity; and

(d)	any Affiliate of any person in paragraphs (a) to (c) above,

and in all cases excluding each Group Company;

 “Agreed Form” means, in relation to a document, the form of that document agreed in writing by or on behalf of the Seller Representative and the Buyer as being in agreed form;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;

“Bank Account” means, in respect of a payment to a person, the account as such person shall notify to the relevant payer(s) at least five Business Days before the relevant due date for such payment;

“BPL-003 Phase 2B Clinical Trial” means the Company’s Phase 2B clinical trial in relation to its BPL-003 product;

“Break Fee Shares” has the meaning given in Clause 20.2(e);

“Business Day” means any day other than a Saturday, Sunday or public holiday in the City of London, England, Berlin, Germany, Amsterdam, The Netherlands or New York, United States of America;

“Business Warranties” means the Warranties other than the Seller Warranties and the Tax Warranties;

“Business Warranty Claim” means a Claim by the Buyer in respect of a Business Warranty;

“Buyer Board Resolutions” means the resolutions of the Management Board and of the Supervisory Board, in writing or adopted in a meeting resolving on an approving the Transaction, and the entering into by the Buyer of this Deed and the performance of the Buyer’s obligations under this Deed (including the issuance of the Consideration Shares, with the exclusion of any pre-emption rights in connection therewith);

“Buyer Business Warranties” means the Buyer Warranties in Clauses 14.1(h), 14.1(i), 14.1(j), 14.1(m), 14.1(n) and 14.1(o);

“Buyer Fundamental Warranties” means the Buyer Warranties other than the Buyer Business Warranties;

“Buyer Business Warranty Claim” means a Claim by the Sellers in respect of a Buyer Business Warranty;

“Buyer Fundamental Warranty Claim” means a Claim by the Sellers in respect of a Buyer Fundamental Warranty;

“Buyer Group” means the Buyer and any subsidiary of the Buyer, in each case from time to time including, for the avoidance of doubt, the Group Companies from Completion;

“Buyer Share Price” means the higher of:

(a)	the VWAP for the period commencing 1 January 2025 to the Reference Date; or

(b)	the VWAP for the 30 period prior to the Reference Date;

“Buyer Shares” means ordinary shares in the share capital of the Buyer, with a nominal value of EUR 0.10 each;

“Buyer Warranties” means the warranties in Clause 14.1;

“Buyer Warranty Claim” means a Claim by the Sellers in respect of a Buyer Warranty;

“Called Shareholders” means the Sellers who have not executed this Deed as at the date of this Deed;

“Cancelled In the Money Options” has the meaning given in Clause 2.6;

“Cancelled In the Money Option Value” means the less the applicable Option Exercise Price;

“Cancelled Underwater Options” has the meaning given in Clause 2.7;

“Carve-out” means the pre-Completion reorganisation relating to the Company, as described in the Carve-out Steps Plan;

“Carve-out Costs” means the amount of any professional or other fees, costs and expenses (for the avoidance of doubt, including disbursements) paid or agreed to be paid or incurred or owing at any time by a Group Company in connection with implementation of the Carve-out pursuant to Clauses 8.1 and 8.2 (including any working capital requirements for the newly established legal entity pursuant to the Carve-out Steps Plan) including any Taxes in respect thereof or arising thereon;

“Carve-out Steps Plan” means the steps plan for the Carve-out in Agreed Form or such amended version as may be agreed by the Seller Representative and the Buyer from time to time;

“Changed Board Recommendation” has the meaning given in Clause 20.1(c);

“Claim” means any claim by the Buyer against any Seller in respect of any of the Warranties;

“Clinical Validity Matters” means a clinical hold or other suspension, delay or termination of the BPL-003 Phase 2B Clinical Trial or the validity, accuracy or integrity of any data relating thereto, other than where such matter was undertaken with the express prior written consent of the Buyer;

“Company” means Beckley Psytech Limited, a company incorporated in England and Wales with company number 11496099, whose registered office is at Beckley Park, Beckley, Oxford, England OX3 9SY;

“Company Articles” has the meaning given in Clause 16.1(a);

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 10.1;

“Completion Date” means the date on which Completion takes place;

“Completion Disclosure Letter” means the disclosure letter dated the date on or about the Completion Date, written and delivered by or on behalf of each Warrantor to the Buyer immediately before Completion and which is in substantially the same form as the Disclosure Letter (other than in respect of any of the specific disclosures);

“Conditions” has the meaning given in Clause 7.1;

“Confidential Information” has the meaning given in Clause 19.1;

“Connected Persons” means, in respect of a person, its directors, officers and employees;

“Consideration” has the meaning given in Clause 4.1;

“Consideration Shares” means 105,044,902 newly issued, unregistered Buyer Shares the value of which being based on the Buyer Share Price, as adjusted in accordance with Clause 4.2;

“Data Room” means the electronic data room hosted by Ideals Virtual Data Room with the name “Beckley Psytech VDR” at 5pm (London time) on 27 May 2025, an index of which is specified in the Disclosure Letter;

“Data Room USB Stick” means the USB memory stick containing the contents of the Data Room in Agreed Form;

“Deed of Adherence” means a deed of adherence to this Deed, in the form set out in Schedule 8;

“Director Nominees” has the meaning given in Clause 11.7;

“Disclosure Letter” means the disclosure letter dated the date hereof, written and delivered by or on behalf of each Warrantor to the Buyer immediately before the signing of this Deed;

 “Disclosed” means fairly disclosed (with sufficient detail to enable the Buyer to identify the nature and scope of the matter disclosed and to form a reasonably informed view whether to exercise any rights in respect of such matter);

“Drag-Along” means the drag-along option contained article 22 of the Company Articles;

“Drag-Along Notice” means the drag-along notice from the Selling Shareholders to the Company, copying the Called Shareholders, in Agreed Form, and pursuant to which the Drag-Along is exercised;

“Drag Documents” has the meaning given in Clause 2.4;

“Eleusis Group” means Eleusis Holdings Limited together with its subsidiary undertakings;

“Employer’s NICs” means secondary Class 1 national insurance contributions liable in the United Kingdom (or equivalent in any jurisdiction);

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention, voting agreement or any other security agreement or arrangement;

“Estimated Option Tax Liability” means the amount of income tax and employee primary class 1 National Insurance contributions (or equivalent in any jurisdiction, in each case if any) due and payable by an Optionholder on the cancellation of their Vested and In the Money Options or the issue of Consideration Shares to such Optionholder;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time;

“Executive Nominees” has the meaning given in Clause 11.7(a);

“Forfeited Shares” means the 63,131 B Ordinary Shares and 18,939 B Ordinary Shares held by the Company, such shares having been forfeited pursuant to the Company’s articles of association by Geoffrey Benic and Tiffany Florindo respectively on 20 December 2023;

“Founders” means Cosmo Feilding-Mellen and Michael Norris;

“Fundamental Warranties” means the Warranties in paragraphs 3.1 to 3.10 of Schedule 5;

“Fundamental Warranty Claim” means a claim by the Buyer in respect of any of the Fundamental Warranties;

“GAAP Financials” means a consolidated balance sheet and income statement of the Company in USD under GAAP accounting, with such balance sheet to include any other information reasonably required by the Buyer to allow it to account for its investment in the Company on a quarterly basis;

“Group” means the Company and each of the Subsidiaries (excluding the Eleusis Group);

“Group Company” means any member of the Group (excluding the Eleusis Group);

“Initial Term” in respect of each Director Nominee, the initial term of appointment of such Director Nominee as member of the Supervisory Board for a period ending at the end of the Buyer’s annual general meeting to be held in the year 2028 or such Director Nominee’s earlier death, resignation or removal;

“Irrecoverable VAT” means any amount in respect of VAT which a person has incurred which neither that person nor (where applicable) any other member of the same VAT group as such person is able to recover, using reasonable endeavours (by way of credit, repayment, refund or otherwise) from any relevant Tax Authority pursuant to and determined in accordance with any relevant law;

“Issue” has the meaning given in paragraph 1.2 of Schedule 9;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Leakage” has the meaning given in Clause 6.2(a);

“Leakage Tax Saving” means (without double counting):

(a)
the amount by which a cash Tax liability for which a Group Company would otherwise have been accountable or liable to be assessed (in respect of the accounting period in which the relevant Leakage occurs or the next subsequent accounting period) is or will be reduced (or extinguished) as a result of the utilisation of any Relief arising in respect of any matter giving rise to the relevant Leakage; and

(b)
the amount of any cash refund in respect of Tax received or which will be received by a Group Company from a Tax Authority in respect of the accounting period in which the relevant Leakage occurs or the subsequent accounting period as a result of any matter giving rise to the relevant Leakage, in each case, determining whether a cash Tax liability would have arisen or as the case may be a cash refund of Tax would have been received after taking into account all other Reliefs available to the Group (or which would have been available, or could have been made available, but for the relevant Leakage or relevant Relief);

“Lock-Up Participant” has the meaning given in paragraph 1.2 of Schedule 9;

“Lock-Up Period” has the meaning given in paragraph 1.2 of Schedule 9;

“Lock-Up Restrictions” has the meaning given in paragraph 1.2 of Schedule 9;

“Lock-Up Run-Off Period” has the meaning given in paragraph 1.4 of Schedule 9;

“Lock-Up Securities” has the meaning given in paragraph 1.2 of Schedule 9;

“Longstop Date” means 5.30 p.m. (British Summer Time) on the date falling six months from the date of this Deed or such later time and date as may be agreed in writing between the Seller Representative and the Buyer, provided, that if the Condition to Completion in Clause 7.1(a) has not been satisfied as of the Longstop Date, but all other Conditions set forth in Clause 7.1 have been satisfied or waived (exception for those conditions that by their nature are to be satisfied at the Completion), then the Longstop Date shall be automatically extended by 90 days on one occasion;

“Losses” means all charges, costs, losses, liabilities, damages, claims, Taxes, demands, proceedings, expenses, penalties and legal and other professional fees;

“Management Board” means the management board of the Buyer;

“Milestone Condition” means the achievement of statistical significance on the primary endpoint (MADRS) change at week four of the Phase 2B Clinical Trial in respect of BPL-003 with a p<0.05, with (i) fewer than or equal to 3 individual cases of drug-related serious adverse events observed in the 8 mg arm, and (ii) less than a total of 6% drug-related serious adverse events observed in the 12mg arm respectively during the Phase 2B Clinical Trial. “Serious adverse events” shall have the same meaning as given in the Phase 2B Clinical Trial protocol and the drug relatedness assessment shall be determined by the primary investigator of the Phase 2B Clinical Trial in their sole discretion;

“Option Deduction Amount” means, in respect of a Vested and In the Money Optionholder, an amount equal to the aggregate of the Option Exercise Price and the Estimated Option Tax Liability in respect of that Optionholder;

“Option Exercise Price” means, for an Optionholder, an amount equal to the total price payable by the Optionholder to the Company to exercise their Vested and In the Money Options (which, for the avoidance of doubt, excludes the Estimated Option Tax Liability);

“Optionholders” means holders of Share Options immediately prior to Completion, being, as at the date of this Deed, the individuals listed at Schedule 10 of this Deed;

“Ordinary Shares” means ordinary shares of £0.0001 each in the capital of the Company;

“Per Share Consideration” means (i) the value of the aggregate Consideration Shares (prior to adjustment in accordance with Clause 4.2) (the value of which being based on the Buyer Share Price) divided by (ii) the aggregate number of (x) Shares plus (y) Ordinary Shares subject to Vested and In the Money Options as at the Reference Date;

“Permitted Costs” means any Transaction Costs or Carve-Out Costs (in aggregate) in excess of $2,000,000 or as otherwise expressly approved in prior writing by the Buyer;

“Permitted Rights” means, in respect of each Seller, an Affiliate of such Seller or a Connected Person of any of the foregoing:

(a)
all claims, proceedings, suits or actions that exist or may exist at Completion in connection with the ordinary and usual course of such person’s employment or engagement by any Group Company (including in respect of any unpaid remuneration, benefits or expenses in connection with such employment or engagement); and

(b)	any other amounts expressly due to be paid to such person under any of the Transaction Documents;

“Phase 2B Clinical Trial” means a clinical trial of a compound or product, in the United States of America or the United Kingdom or any member state of the European Union, that generally meets the requirements of 21 CFR section 312.21(b), as amended (or its successor regulation); conducted in a sufficient number of patients to generate sufficient data, if successful, to show achievement of a clinical efficacy endpoint with statistical significance and which the parties, at the initiation of such trial, reasonably believe will lead to a Phase 3 Clinical Trial;

“Pre-Phase 2B Read Out Date” means 1 June 2025 or such later date as may be agreed in writing between the Seller Representative and the Buyer;

“Properties” means the land and premises particulars of which are set out in Schedule 7;

“RC Employment Contract” means the employment contract to be entered into (subject to paragraph 2.1 of Schedule 3), between the Buyer and Robert Conley at Completion, pursuant to which, inter alia Robert Conley will be employed as chief research and development officer of the Buyer from Completion, with the terms of such agreement:

(a)	being substantially aligned with the employment agreements of the Buyer’s executive leadership team from time to time; and

(b)	including compensation provisions (including, but not limited to, cash compensation and stock) as determined by AON Radford, the Buyer’s compensation consultants;

“Reference Date” means the date falling ten Business Days prior to the date of the Buyer’s general meeting where the Shareholder Approval is adopted;

“Registration Rights Agreement” means the registration rights agreement in the Agreed Form to be entered into between the Buyer and the Sellers at Completion;

“Relevant Proportion” means, in respect of each Seller and Vested and In the Money Optionholder, its respective proportion of the Consideration (expressed as a percentage);

“Relief” means:

(a)	any loss, relief, allowance or credit, in respect of any Tax and any deduction in computing income, profits or gains for the purposes of any Tax; or

(b)	any right to a refund or repayment of Tax,

and any reference to the use or set off of a Relief shall be construed accordingly;

“Replacement Award” means an award over Buyer Shares which vests and becomes eligible for exercise or settlement in Buyer Shares in accordance with the Lock-Up Restrictions over the Lock-Up Period and Lock-Up Run-Off Period;

“Reorganisation Event” means, in respect of the Buyer:

(a)	a bonus share issue, share consolidation, share split, return of capital, capital reduction or cancellation of shares; or

(b)	any other form of capital reorganisation or capital reconstruction;

“Representatives” means:

(a)	in relation to the Buyer, any member of the Buyer Group and their respective directors, officers, employees, agents, consultants, advisers, auditors and accountants; and

(b)	in relation to any other person, its Affiliates and its and their respective directors, officers, employees, agents, consultants, advisers, auditors and accountants;

“Restricted Business” means any business which would be in competition with any part of the business of the Group as carried on at any time during the 12 months immediately prior to the Completion Date;

“Restricted Territories” means the United Kingdom, the United States and any other territory in which the Group’s business is carried on at the Completion Date;

“Safety Warranties” means the Warranties in paragraphs 22.2 to 22.7 of Schedule 5;

“Safety Warranty Claim” means a claim by the Buyer in respect of any of the Safety Warranties;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time;

“Seller Representative” has the meaning given in Clause 15.1;

“Seller Warranties” means the Warranties in paragraph 2 of Schedule 5;

“Seller Warranty Claim” means a claim by the Buyer in respect of any of the Seller Warranties;

“Selling Shareholders” means the Sellers who have executed this Deed as at the date of this Deed;

“Share Issuance” means the issuance of the Consideration Shares (as adjusted in accordance with Clause 4.2);

“Share Options” means the options granted to Optionholders to subscribe for Ordinary Shares as listed in Schedule 10 of this Deed;

“Shareholder Approval” means resolutions of the Buyer’s general meeting to:

(a)	approve the Transaction pursuant to Section 2:107a of the Dutch Civil Code (and, to the extent required, the Share Issuance);

(b)	appoint the Director Nominees as members of the Supervisory Board for the Initial Term with effect from Completion; and

(c)	to change the Buyer’s name to Atai Beckley N.V. through an amendment to the Buyer’s articles of association;

“Shareholders Meeting” has the meaning given in Clause 10.2;

“Shares” means the entire issued share capital of the Company other than the shares currently held by the Buyer, comprising, as at the date of this Deed, 26,663,090 ordinary shares of £0.0001 each, 24,070,881 A ordinary shares of £0.0001 each in the Company and 18,801,555 B ordinary shares of £0.0001 each in the Company;

“SSA” means the subscription and shareholders’ agreement in relation to the Company entered into between each of the Sellers and the Company dated 3 January 2024;

“Subsidiary” means the companies whose details are set out in Part 2 of Schedule 2 and any other subsidiary undertaking of the Company from time to time;

“Supervisory Board” means the supervisory board of the Buyer;

“Surviving Provisions” means Clauses 1, 18, 20.1(c), 20.3, 22 and 25 to 33;

“Tax” means:

(a)
all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation (including payment under the Corporation Tax (Instalment Payments) Regulations 1998) and all related withholdings or deductions of any nature (including, for the avoidance of doubt, PAYE and national insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and

(b)	all fines, penalties, charges and interest relating to (a) above,

whether directly or primarily chargeable against, recoverable from or attributable to any person and regardless of whether any person has, or may have, any right of reimbursement (and “Taxes” and “Taxation” shall be construed accordingly);

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax or make any decision or ruling on any matter relating to Tax;

“Tax Claim” means a claim in respect of a Tax Warranty;

“Tax Return” means any return, declaration, report, notice, claim for refund, information or statement relating to Tax, including any schedule, supplement or attachment thereto, including any amendment thereof;

“Tax Warranties” means the Warranties in paragraph 12 of Schedule 5;

“Transaction” means the transactions contemplated by this Deed and/or the other Transaction Documents or any part thereof;

“Transaction Bonuses” means the amount of any bonuses, incentives or commission paid or made or declared to be treated as paid or made, or to be paid or made to any director, officer, employee, agent, consultant or adviser of any Group Company at any by any Group Company in connection with, or as a result of, the Transaction, including any Taxes in respect thereof or arising thereon;

“Transaction Costs” means the amount of any professional or other fees and expenses (for the avoidance of doubt, including disbursements) paid or agreed to be paid or incurred or owing at any time by a Group Company in connection with the Transaction, including any Taxes in respect thereof or arising thereon;

“Transaction Documents” means this Deed and any other documents in Agreed Form or required to be entered into pursuant to this Deed, including (but not limited to) the Registration Rights Agreement;

“Unvested and Underwater Options” means those Share Options which as at the Reference Date are not Vested and In the Money Options;

“VAT” means value added tax or any similar Tax, whether chargeable in the United Kingdom or elsewhere;

“Vested and In the Money Optionholders” means the Optionholders holding Vested and In the Money Options;

“Vested and In the Money Options” means those Share Options which, as at the Reference Date, are fully vested and have an Option Exercise Price per Share which is less than the Per Share Consideration;

“VWAP” means the volume-weighted average price per share of the Buyer’s publicly traded shares;

“Warranties” means the warranties set out in Clause 13 and Schedule 5;

“Warrantors” means the Founders; and

“Working Hours” means 9:30 am to 5:30 pm (based on the time at the location of the address of the recipient of the relevant notice) on a Business Day.

1.2	In this Deed, unless the context otherwise requires:

(a)
 “undertaking” and “group undertaking” shall be construed in accordance with section 1161 of the Companies Act 2006, “holding company” and “subsidiary” shall be construed in accordance with section 1159 of the Companies Act 2006 and “subsidiary undertaking” and “parent undertaking” shall be construed in accordance with section 1162 of the Companies Act 2006;

(b)
every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification after the date of this Deed shall apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)
references to Clauses and Schedules are references to clauses of and schedules to this Deed, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Deed include the Schedules;

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(e)	references to a “party” means a party to this Deed and includes its successors in title, personal representatives and permitted assigns;

(f)
references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(h)	references to the phrase “to the extent that” are a matter of degree and are not synonymous with “if”;

(i)
references to “sterling”, “pounds sterling” or “£” are references to the lawful currency from time to time of the United Kingdom and references to “dollars” or “$” are references to the lawful currency from time to time of the United States;

(j)	references to times of the day are to London time unless otherwise stated;

(k)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(l)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(m)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(n)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(o)
 where this Deed requires any party to reimburse or indemnify another party for any cost, expense or liability, references to such “costs”, “expenses” and/or “liabilities” (or similar phrases or expressions) incurred by a person shall not include any amount in respect of VAT other than Irrecoverable VAT; and

(p)
 a procuring obligation where used in the context of any Seller in respect of a Group Company, means that such Seller undertakes to exercise its voting rights and use all reasonable endeavours to use such powers as are vested in such Seller from time to time as a shareholder, director, officer or employee of any Group Company (and which is not inconsistent with such Seller’s fiduciary duties, if any), to ensure compliance with that obligation.

1.3	The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.

1.4	Each of the schedules to this Deed shall form part of this Deed.

1.5	References to a document (including this Deed) include such document as amended or varied in accordance with its terms.

1.6
On 15 May 2025, the Buyer held its annual general meeting of shareholders. One of the voting items (proposal 7a) concerned and amendment to revise the Buyer’s governance model to a one-tier board. As of the date of implementation of that proposal and execution of the associated deed of amendment of the Buyer’s articles of association, any references in this Deed to (i) the ‘Supervisory Board’ and ‘Management Board’ shall be deemed to refer to the Buyer’s ‘board of directors’ as of such time, and (ii) ‘appointment as member of the Supervisory Board’ or any similar expression or statement shall be deemed to refer to appointment as a non-executive director.

1.7
All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one Seller under this Deed are, unless otherwise stated, given or entered into severally and not jointly and severally and accordingly the liability of each Seller in respect of any breach of any such obligation, undertaking or liability shall extend only to any loss or damage arising from its own breach.

2.	SALE OF SHARES, DRAG AND CANCELLATION OF OPTIONS

2.1
On the terms set out in this Deed, each Seller shall sell and the Buyer shall purchase the Shares set out against such Seller’s name in Schedule 1 with effect from Completion, with full title guarantee, free from all Encumbrances, together with all rights attaching to such Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the Shares after the Completion Date).

2.2
Each Seller irrevocably waives any right of pre-emption or other restriction on transfer in respect of the Shares conferred on it under any agreement or otherwise, in connection with the sale of the Shares pursuant to this Deed.

2.3
If any other holder of Shares wishes to adhere to the terms of this Deed prior to Completion, such Sellers shall enter into a Deed of Adherence as a “Seller” and shall and deliver a copy of such executed Deed of Adherence to the Buyer.

2.4
Promptly following the execution of this Deed by the Selling Shareholders and the Buyer, the Selling Shareholders shall deliver the Drag-Along Notice to the Company, copying each Called Shareholder, along with:

(a)	a Deed of Adherence;

(b)	stock transfer form(s) to transfer all of the Shares held by the Called Shareholder into the name of the Buyer; and

(c)	a lost share certificate indemnity, in Agreed Form, in respect of any missing share certificates in respect of Shares held by the Called Shareholder,

(the “Drag Documents”).

2.5
If any Called Shareholder does not deliver executed versions of the Drag Documents to the Company within three Business Days of the date of the Drag-Along Notice, the Selling Shareholders shall procure that the Company executes the Drag Documents as agent of the defaulting Called Shareholder in accordance with the Drag-Along.

2.6
Each Optionholder hereby irrevocably and unconditionally surrenders all rights such Optionholder has or may have under the Share Option(s) held by them (such surrendered Vested and In the Money Options, the “Cancelled In the Money Options” and such surrendered Unvested and Underwater Options, the “Cancelled Underwater Options”).

2.7
The Buyer shall be entitled to determine, at its sole discretion but acting reasonably and in the best interests of the Buyer Group from Completion, and shall be required to confirm its decision on the same to the Seller Representative upon or prior to Completion, in respect of each Optionholder, whether the Cancelled In the Money Options in respect of such Optionholder shall be cancelled in exchange for either:

(a)	Consideration Shares issued in accordance with Clause 4.1(a); or

(b)	Replacement Awards issued in accordance with Clause 4.1(b); or

(c)	a combination of the foregoing.

2.8	If the Buyer elects to exchange all or a portion of an Optionholder’s Cancelled In the Money Options for the issuance of Consideration Shares in accordance with Clause 4.1(a):

(a)
the number of Consideration Shares to be issued to such Optionholder shall reflect the Relevant Proportion for such Optionholder less such number of Consideration Shares as is equal in value, based on the Buyer Share Price, to such Optionholder’s Option Deduction Amount; and

(b)
the Buyer shall procure that an amount equal to the Estimated Option Tax Liability (if any) in respect of each such Optionholder’s Cancelled In the Money Options shall be paid to HMRC or such other relevant Tax Authority under PAYE (or its equivalent) as soon as reasonably practicable following Completion.

2.9
If the Buyer elects to exchange all or a portion of an Optionholder’s Cancelled In the Money Options for the issuance of Replacement Awards issued in accordance with Clause 4.1(b), the number of Buyer Shares subject to the Replacement Awards shall reflect the Relevant Proportion applicable to the Cancelled In the Money Options less the applicable Option Exercise Price, based on the Buyer Share Price, rounded down to the nearest whole Buyer Share.

3.	EXECUTION OF THIS DEED

3.1
This Deed may be dated and be duly executed and delivered only when it has been executed and delivered by such Sellers that constitute the holders of the majority of the Shares by number (excluding the Buyer), notwithstanding that this document may not then have been executed by each person specified as a signatory to this Deed.

3.2
If this Deed has not been executed by each person specified as a signatory to this Deed, then the Company shall use its reasonable endeavours to procure that each such person executes a counterpart signature to this Deed as soon as reasonably practicable after the date of this Deed.

3.3	The Company shall procure that, on or prior to Completion, each Optionholder adheres to this Deed by delivering a Deed of Adherence.

4.	CONSIDERATION

4.1
The purchase price for the sale of the Shares under this Deed, and for the cancellation of any Vested and In the Money Options as described under this Deed (the “Consideration”), shall be satisfied by:

(a)
the issue and allotment, within five Business Days of Completion, to the Sellers and, if applicable and so determined by the Buyer pursuant to Clause 2.7, the relevant Vested and In the Money Optionholders, of the Consideration Shares (as adjusted, if applicable, in accordance with Clause 4.2), whereby the aggregate nominal value of such Consideration Shares shall be charged against the Buyer’s reserves; and

(b)	the grant, within five Business Days of Completion, to, if applicable and so determined by the Buyer pursuant to Clause 2.7, each relevant Vested and In the Money Optionholder, of Replacement Awards .

4.2
The number of Consideration Shares issued by the Buyer pursuant to Clause 4.1(a) shall be reduced by (i) the aggregate Option Deduction Amount pursuant to Clause 2.8(a); and (ii) the number of Buyer Shares subject to the Replacement Awards granted pursuant to Clause 4.1(b), in each case to the extent if applicable.

4.3	Each Seller and each Optionholder agrees that:

(a)
the Seller Representative shall calculate (i) the number of Vested and In the Money Options; (ii) the number of Unvested and Underwater Options; (iii) the Per Share Consideration; (iv) the Relevant Proportion for each Seller; (v) the Relevant Proportion for each Vested and In the Money Optionholder; and (v) the allocation of Consideration Shares to each Seller;

(b)
the Consideration shall be allocated among the Sellers and the Vested and In the Money Optionholders in accordance with their respective Relevant Proportions, in each case rounding down any fractional entitlement to the nearest whole share; and

(c)
the Buyer shall not be concerned with, or have any liability whatsoever with respect to, the calculations in Clause 4.3(a), the allocation of the Consideration in accordance with the Relevant Proportions, or for any failure by the Seller Representative, any Seller or any other person to allocate such Consideration among the Sellers and the Vested and In the Money Optionholders.

4.4
The Seller Representative shall deliver to the Buyer and each Seller a schedule setting out the calculations pursuant to Clauses 4.3(a), including (i) the Per Share Consideration; (ii) the Relevant Proportions for, the Option Deduction Amount and corresponding number of Consideration Shares or Replacement Awards to be issued to, each Seller and Vested and In the Money Optionholder; (iii) details of all Vested and In the Money Options and Unvested and Underwater Options; at least five Business Days prior to the date of the Shareholders Meeting (or such later date as may be agreed in writing between the Seller Representative and the Buyer).

4.5	The Seller Representative shall deliver to the Buyer and each Seller and Optionholder:

(a)
a schedule in the Agreed Form setting out the calculations pursuant to Clauses 4.3(a), including (i) the Per Share Consideration; (ii) the Relevant Proportions for, and the corresponding number of Consideration Shares and/or Replacement Awards to be issued to each Vested and In the Money Optionholder; and

(b)	an updated copy of Schedule 10 of this Deed, accurate as at the date of Completion,

at least three Business Days prior to Completion.

4.6
Each Seller and Vested and In the Money Optionholder shall promptly provide the Buyer with information reasonably requested by the Buyer in support of the issuance, allotment and delivery of the relevant Consideration Shares and/or Replacement Awards (and in no event later than five Business Days prior to the date of the Shareholders Meeting).

4.7
Where any payment is made by a Seller in satisfaction of a liability arising under this Deed, it shall to the greatest extent lawful be treated by the Buyer and the Sellers as an adjustment to the Consideration received by the Seller concerned in respect of its Shares.

4.8
If a Reorganisation Event occurs in respect of the Buyer in the period after the date of this Deed and before the issue of any Consideration Shares or Replacement Awards, the number of Consideration Shares and Replacement Awards to be issued to each Seller and Optionholder will be adjusted in such a way so as to ensure that:

(a)
the number of the Consideration Shares and Replacement Awards, to be issued to the relevant Seller or Vested and In the Money Optionholder, expressed as a proportion of the total number of fully paid ordinary shares in the Buyer, is not less than such proportion would have been but for the occurrence of the Reorganisation Event;

(b)
the aggregate value of the Consideration Shares and Replacement Awards to be issued to the relevant Seller or Vested and In the Money Optionholder is not less than such value would have been but for the occurrence of the Reorganisation Event; and

(c)
the rights and interests of the relevant Seller or Vested and In the Money Optionholder are not adversely affected (whether legally, economically or financially) as a result of the occurrence of the Reorganisation Event.

5.	UNVESTED AND UNDERWATER OPTIONS

5.1
As soon as reasonably practicable, and in any event within three months following Completion, the Buyer will procure that each Optionholder’s Cancelled Underwater Options are replaced with an award of equivalent value over Buyer Shares pursuant to the Buyer’s incentive plan.

5.2	No Replacement Awards nor Consideration Shares shall be issued in respect of any Cancelled Underwater Options.

6.	LEAKAGE

6.1
Each Seller severally undertakes to the Buyer that if any Leakage (other than Permitted Leakage) occurs or has occurred at any time from the date of this Deed up to and including Completion then, subject to both Completion occurring and the subsequent provisions of this Clause 5, such Seller shall, in relation to itself or themselves only, pay to the Buyer on demand, an amount in cash equal to its Relevant Proportion of the aggregate amount of such Leakage less any related Leakage Tax Saving.

6.2	For the purposes of this Deed:

(a)	“Leakage” means any of the following by any Group Company to the extent it does not constitute Permitted Leakage:

(i)	the declaration, making or payment of any dividend or other distribution (whether in cash or kind) in favour of any Seller or any Affiliate of any Seller;

(ii)
any payment (whether in cash or in kind) in respect of a distribution, repurchase, repayment, redemption or return (whether in part or in full, and whether in respect of principal or interest) of any share capital or loan capital of a Group Company held by any Seller or any Affiliate of any Seller;

(iii)
the payment of any sum (whether in cash or in kind) to, or entering into any transaction with any Seller or any Affiliate or Connected Person of any Seller, other than any payments or transactions made or entered into on arms’ length terms;

(iv)	the payment of any Transaction Bonuses;

(v)	the payment of any Transaction Costs or Carve-Out Costs other than the Permitted Costs;

(vi)
the sale, transfer, surrender or disposal of any asset to any Seller or any Affiliate of any Seller or purchase of any asset from any Seller or any Affiliate of any Seller unless it is at a fair market value;

(vii)	the amount of any gift or other gratuitous payment made to any Seller or any Affiliate of any Seller;

(viii)	the forgiveness, release or waiver of any right, debt or claim outstanding against any Seller or any Affiliate of any Seller;

(ix)
the value of any guarantee or indemnity entered into by any Group Company relating to an obligation of any Seller or any Affiliate of any Seller, or any payment in connection with such a guarantee or indemnity (but excluding any indemnities given by any Group Company to professional advisers in engagement letters relating to the Transaction);

(x)
the making of or entering into of any legally binding (as determined to be liable by a court of competent jurisdiction and where the relevant Group Company has no right of appeal or is debarred by passage of time or otherwise from making an appeal) agreement or arrangement relating to any of the foregoing matters or the announcement of any intention to do any of the foregoing matters; or

(xi)
any Employer’s NICs, apprenticeship levy (or equivalent employer social security or payroll taxes payable in any jurisdiction) arising from the cancellation of the Vested and In the Money Options pursuant to this Deed or the issue of Consideration Shares to the Vested and In the Money Optionholders;

(xii)
without double counting, the payment or incurrence of any Tax (including any Tax that would have been payable but for the availability of a Relief) as a consequence of Clause 6.2(a)(i) to 6.2(a)(x) above (provided that in all cases the incurrence of such Taxation by any Group Company shall be deemed to have been incurred at the same time as the underlying matter that it was incurred on); and

(b)	“Permitted Leakage” means any of the following by or for the benefit of any Group Company:

(i)
any payment made or agreement to make a payment in respect of salaries, pension contributions, performance or other bonuses or other reimbursements, benefits, fees or expenses due to any director, officer, employee or consultant of any Group Company in the ordinary course of their directorship, employment or consultancy which is consistent with past practice and is not arising in connection with the Transaction, including any employment Tax and/or Employer’s NICs thereon or, as the case may be, VAT thereon;

(ii)	any payment made or actions undertaken in arm’s length trading in the ordinary course of business with any Seller or an Affiliate of any Seller including any VAT thereon;

(iii)
any cost incurred, any payment made or any actions undertaken at the written request, or with the prior written consent, of any member of the Buyer Group and expressly acknowledged by a member of the Buyer Group as constituting Permitted Leakage;

(iv)	any payment or agreement to make a payment contemplated by, or expressly required under any Transaction Document, including any Taxation expressly so contemplated or required;

(v)	any Leakage to the extent that it has been refunded or reimbursed (including any Tax within Clause 6.2(a)(xii) thereon) to a Group Company without any cost or liability to any Group Company; and

(vi)	any Permitted Costs.

7.	CONDITIONS

7.1	Completion shall be subject to the following conditions (the “Conditions”) being satisfied:

(a)	by the Longstop Date the Buyer having obtained the Shareholder Approval; and

(b)	as at Completion:

(i)
the Business Warranty at 3.7 of Schedule 5 being true and accurate as if repeated immediately prior to Completion and on the basis that any reference made to the date of this Deed (whether express or implied) in any Warranty shall be considered a reference to the Completion Date; and

(ii)
each Business Warranty and each Seller Warranty being true and accurate as if repeated immediately prior to Completion (save as Disclosed at signing) and on the basis that any reference made to the date of this Deed (whether express or implied) in any Warranty shall be considered a reference to the Completion Date, except where the inaccuracies:

(A)	would not impede the closing of the Transaction; or

(B)
would not (save for matters related to the BPL-003 Phase 2B Clinical Trial that have arisen between the date of the top line read out of the results of such clinical trial and Completion, other than Clinical Validity Matters)  individually or in aggregate, have a material adverse effect on the Group (such material adverse effect having a value in excess of £25 million),

((i) and (ii) together, the “Warranty Condition”).

7.2
The parties shall use all reasonable endeavours and fully co-operate in all actions and omissions, with each party bearing its own respective costs, to ensure that the Condition in Clause 7.1(a) is satisfied as soon as practicable and, in any case, no later than the Longstop Date.

7.3
Nothing in this Clause 7 shall require a party to disclose, or ensure the disclosure of, commercially sensitive or legally privileged information regarding itself or its Representatives to another party, except to the extent of which it is necessary to ensure that the Conditions and any obligations under Clause 7.4 are satisfied, in which case such disclosure shall be on a confidential external counsel-to-counsel basis only.

7.4	Each party shall, to the extent permitted by Law:

(a)	give written notice to each other party promptly and in any case, within two Business Days after each time it becomes aware that:

(i)	the Condition in Clause 7.1(a) has been satisfied;

(ii)	an event, circumstance or condition has occurred which is reasonably likely to prevent the Condition in Clause 7.1(a) from being satisfied by the Longstop Date; or

(iii)	the Condition in Clause 7.1(a) will not be satisfied by the Longstop Date; and

(b)	at the same time (or promptly after giving such written notice) give each other party reasonable evidence of the same.

7.5	The Condition in Clause 7.1(a) is not capable of being waived.

7.6
If notice is given pursuant to Clause 7.4(a)(iii) in respect of the Condition in Clause 7.1(a), a written notice to terminate this Deed, following which Clause 20 shall apply, may be given to each other party by any party.

7.7	If the Condition in Clause 7.1(a) is not satisfied on or by the Longstop Date, this Deed may be terminated by the parties in accordance with Clause 20.

8.	CARVE-OUT

8.1
Subject to Clause 8.2, prior to Completion the Sellers and the Buyer shall use all reasonable endeavours to procure that the Carve-out takes effect in accordance with the Carve-out Steps Plan. In particular:

(a)	the Sellers shall use, and shall procure that the Company use all reasonable endeavours to complete the Carve-out in accordance with the Carve-out Steps Plan; and

(b)
the Sellers shall keep the Buyer regularly and reasonably informed of the progress of the Carve-out and promptly notify the Buyer of any material updates in relation to the completion of the Carve-out.

8.2
The Sellers shall not make any changes to the structure of, or the steps involved in, the Carve-out compared with the structure and steps currently set out in the Carve-out Steps Plan other than with the Buyer’s prior written consent.

9.	LOCK-UP

The Consideration Shares and any Replacement Awards issued upon the exercise of a Consideration Option shall be subject to the lock-up provisions in Schedule 9.

10.	PRE-COMPLETION OBLIGATIONS

10.1	During the period from the date of this Deed to Completion, each Seller shall perform its obligations as set out in Schedule 3.

10.2
As promptly as practicable after the date of this Deed, the Buyer shall convene and hold a general meeting for the purpose of obtaining the Shareholder Approval (the “Shareholders Meeting”). The Company and the Buyer shall jointly prepare, and the Buyer shall file with the SEC and mail to its shareholders as soon as practicable, a proxy statement of the Buyer (the “Proxy Statement”) for the purpose of obtaining the Shareholder Approval at the Shareholders Meeting. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Buyer’s shareholders to vote, at the Shareholders Meeting, in favour of the Shareholder Approval and such other matters as the Company and the Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the Transaction. Buyer shall notify the Company of any SEC comments. Buyer and Company shall use all reasonable efforts to clear the Proxy Statement with the Staff of the SEC as soon as practicable.

10.3
The Buyer shall use reasonable endeavours to solicit from its shareholders proxies or votes in favour of the Shareholder Approval. The Buyer may adjourn, postpone, cancel or reconvene the Shareholders Meeting to the extent reasonably necessary (x) to ensure that any supplement or amendment to the materials for the Shareholders Meeting that the Buyer reasonably determines is necessary to comply with applicable Law is made available to the Buyer’s shareholders in advance of the Shareholders Meeting or (y) to solicit additional proxies or votes in favour of the Shareholder Approval in the event that (i) there are holders of an insufficient number of Buyer Shares present or represented by a proxy at the Shareholders Meeting to constitute a quorum thereat or (ii) the Buyer reasonably determines such additional time is necessary to obtain the Shareholder Approval. In the event the Shareholders Meeting is adjourned, postponed, cancelled or reconvened pursuant to the preceding sentence, the Buyer shall resume or reconvene the Shareholders Meeting as soon as practicable following the date of the originally scheduled Shareholders Meeting but, in any event, no later than four (4) Business Days prior to the Longstop Date.

10.4
The Sellers and the Company shall cooperate with the Buyer in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Buyer in writing upon request any and all information relating to the Company and the Sellers as may be required, or otherwise reasonably requested by the Buyer, to be set forth in the Proxy Statement under applicable Law, including, for the avoidance of doubt, the Accounts, as adjusted as necessary to comply with applicable Law.

10.5
On or prior to the Reference Date (or such later date as may be agreed in writing between the Warrantors and the Buyer), the Warrantors shall provide the Buyer with a draft of the Completion Disclosure Letter.

11.	COMPLETION

11.1
Completion shall take place electronically by way of exchange of signature pages by email or other electronic transmission (or at any other place as agreed in writing by the Seller Representative and the Buyer) on:

(a)	the Business Day immediately following the day on which the last of the Conditions (other than the Warranty Condition) to be satisfied or waived is satisfied or waived; or

(b)	any other date agreed in writing by the Seller Representative and the Buyer.

11.2	At Completion:

(a)	each Seller shall do or procure the carrying out of all those things listed in paragraph 1 of Schedule 4;

(b)	the Buyer shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 4; and

(c)	the Company shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 4.

11.3	All documents and items delivered and payments received in connection with Completion shall be held by the recipient to the order of the person delivering or making them.

11.4	Simultaneously with:

(a)	the delivery of all documents and items required to be delivered;

(b)	the receipt of all payments required to be made; and

(c)	the performance of all other obligations required to be performed at Completion,

(and in the case of Clause 11.6(b), other than any such delivery, payment or performance in to the extent such is not practicable), all such documents, items and payments shall cease to be held to the order of the person delivering or making them, shall be released and Completion shall be deemed to have taken place.

11.5	No party shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

11.6
Without prejudice to any other rights and remedies a party may have, (i) if the Buyer, the Company or any Seller does not comply with its material obligations under Clause 11.2 on the date on which Completion is scheduled to occur (the “Scheduled Completion Date”); or (ii) if the Warranty Condition is not met, the Buyer (in the case of non-compliance by the Company or any Seller) and the Sellers (in the case of non-compliance by the Buyer) shall each be entitled by notice in writing to each other party, at its discretion:

(a)
to defer Completion to any subsequent Business Day falling not more than 20 Business Days after the Scheduled Completion Date. The date for the deferred Completion shall be determined by the relevant party in good faith;

(b)	so far as practicable, to complete the sale and purchase of the Shares in accordance with Clause 11.2 and Schedule 4; or

(c)
to terminate this Deed by notice in writing to each other party, following which Clause 20 shall apply (provided, in respect of Clause 11.6(i) only, Completion has been deferred in accordance with Clause 11.6(a) at least once by it).

11.7	At Completion, subject in all respects to the Buyer having obtained the Shareholder Approval, the following appointments shall be made:

(a)
Cosmo Feilding-Mellen shall be nominated for appointment to the Supervisory Board with the honorary title of “Co-Founder and Strategy Director”, with the terms of such appointment including (but not be limited to) the right of Cosmo Feilding-Mellen to oversee (in conjunction with the other members of the Supervisory Board) the strategic review of the combined pipeline and related prioritisation, including the determination of the strategic direction (including human resource matters) of the BPL-003 Phase 2B Clinical Trial; and

(b)	Robert Hershberg shall be nominated for appointment to the Supervisory Board,

(the “Director Nominees”).

For the avoidance of doubt, in the event the Shareholder Approval is not obtained, this Clause 11.7 shall have no force or effect.

11.8
If, as determined solely by the Buyer, Robert Hershberg does not meet the requirements to be considered “independent” under the listing rules and corporate governance rules and regulations of the Nasdaq Global Market then, subject to the Buyer’s prior written consent (acting reasonably) to the identity of the individual, the Seller Representative shall propose an alternative person for nomination to the Supervisory Board who meets the relevant requirements.

12.	POST-COMPLETION OBLIGATIONS

12.1
As soon as possible after Completion, the Sellers shall send to the Buyer (at the Buyer’s registered office) all records, correspondence, documents, files, memoranda and other papers relating to each Group Company not required to be delivered at Completion and which are not kept at any of the Properties.

12.2
Following the conclusion of the Initial Term, the Buyer agrees that so long as the Sellers in aggregate continue to hold at least 10% of the issued and outstanding share capital of the Buyer, Cosmo Feilding-Mellen shall have a one-time right to require the Supervisory Board to nominate, for appointment by the Buyer’s general meeting, an individual of his choosing (subject to approval from the nominating committee of the Buyer, which shall not be unreasonably withheld) as a member of the Supervisory Board.

12.3
If, at any time during the Initial Term, the Supervisory Board consists of more than seven members, the Seller Representative shall have the right to require the Supervisory Board to nominate, for appointment by the Buyer’s general meeting, such number of additional members of the Supervisory Board that the Sellers have the power to nominate for appointment 2/7th of the members of the Supervisory Board during the Initial Term (any fractional entitlements being rounded to the nearest whole number).

13.	WARRANTIES AND UNDERTAKINGS OF THE WARRANTORS AND SELLERS

13.1
Each Warrantor warrants to the Buyer that each of the Business Warranties is true and accurate: as at the date of this Deed and as at Completion as if repeated immediately prior to Completion and on the basis that any reference made to the date of this Deed (whether express or implied) in any Warranty shall be considered a reference to the Completion Date.

13.2
Notwithstanding the provisions of clause 13.1, any Warranties which relate directly or indirectly to any member of the Eleusis Group shall not be warranted as at the date of this Deed or be repeated immediately prior to Completion.

13.3	Each Seller severally warrants to the Buyer, in respect of itself only, that each of the Seller Warranties is true and accurate:

(a)	as at the date of this Deed; and

(b)
as at Completion as if repeated immediately prior to Completion and on the basis that any reference made to the date of this Deed (whether express or implied) in any Warranty shall be considered a reference to the Completion Date.

13.4	Each of the Warranties shall be construed as being separate and independent.

13.5
Warranties qualified by the expression “so far as the Warrantors are aware” (or any similar expression) are deemed to be given by each Warrantor only on the basis of the actual knowledge of each of the Founders, Tim Mason, Rob Conley, Joe Hamer, Alistair Boath and Matt Hartley as of the date of this Deed.

13.6	Notwithstanding any other provision of this Deed, the provisions of this Clause 13 and Schedule 6 shall operate to limit the liability of each Warrantor and Seller in respect of any Claim.

13.7	Each Seller acknowledges and agrees that on and from Completion:

(a)
except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents, such Seller, its Affiliates and its and its Affiliates’ Connected Persons have no rights or remedies against (and has not assigned any rights or remedies against) and shall not bring or make any claim, proceeding, suit or action:

(i)
in connection with any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with any of the Transaction Documents against any current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants of any Group Company (each of whom shall be entitled to enforce this Clause 13.7(a)(i) under the Contracts (Rights of Third Parties) Act 1999) on whom it may have relied before agreeing to any terms of, or entering into, any Transaction Document; and

(ii)
against any Group Company or any of their current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants (each of which shall be entitled to enforce this Clause 13.7(a)(ii) under the Contracts (Rights of Third Parties) Act 1999), other than in respect of Permitted Rights, and with effect from Completion, such Seller hereby irrevocably releases, waives, forfeits and/or extinguishes (and shall procure that each of its Affiliates and its and its Affiliates’ Connected Persons releases, waives, forfeits and/or extinguishes) any such claim, proceeding, suit or action; and

(b)
there will be no agreement, arrangement or understanding between such Seller or any of its Affiliates or its or its Affiliates’ Connected Persons on the one hand, and any Group Company on the other hand, other than the Transaction Documents or any agreements, arrangements or understandings in the ordinary course of business;

(c)	subject to any payments required to be made on or following the Completion Date pursuant to this Deed, there shall be no amounts owing from a Group Company to such Seller or any of its Affiliates; and

(d)
neither such Seller nor its Affiliates benefit from any guarantee, indemnity or suretyship given by a Group Company, other than any indemnity to which they are entitled at law or under the constitutional documents of any Group Company in respect of acts or things done in good faith while acting in their capacity as a director or officer of any of the Group Companies.

14.	WARRANTIES AND UNDERTAKINGS OF THE BUYER

14.1	The Buyer warrants to each Seller as at the date of this Deed that, other than as set forth in the Buyer’s public disclosures with the SEC:

(a)	the Buyer is validly incorporated, in existence and duly registered under the laws of its country of incorporation;

(b)
other than the Shareholder Approval, the Buyer (i) has taken all necessary corporate action and has all requisite corporate power and authority to enter into and perform this Deed in accordance with its terms and, (ii) when entered into, will have taken all necessary corporate action and will have all requisite corporate power and authority to enter into and perform any other Transaction Documents to which the Buyer is a party in accordance with their terms;

(c)
this Deed and the other Transaction Documents to which the Buyer is a party constitute (or shall constitute when entered into by the Buyer) valid, legal and binding obligations on the Buyer in accordance with their terms, assuming due authorization, execution and delivery of this Deed and the other Transaction Documents by the other parties thereto;

(d)
the execution and delivery of this Deed and, subject to the Shareholder Approval, the other Transaction Documents to which the Buyer is a party by the Buyer and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of the Buyer, any agreement or instrument to which the Buyer is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Buyer or any of its property;

(e)
other than the Shareholder Approval, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority (other than the Nasdaq Global Market) is required to be obtained, or made, in order for the Buyer to enter into and perform this Deed in accordance with its terms;

(f)
the Buyer is not insolvent or unable to pay its debts as they fall due within the meaning of the insolvency laws of any jurisdiction applicable to it or has stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the winding up of the Buyer. No administrator or any receiver or manager has been appointed by any person in respect of the Buyer or all or any of its assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Buyer has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction;

(g)
the documents and other information relating to the business, affairs and financial condition of the Buyer which have been filed by or on behalf of the Buyer in the last three years with the Nasdaq Global Market have complied in all material respects with the applicable laws of the SEC and the rules of the Nasdaq Global Market;

(h)
subject to (i) the Buyer having obtained the Shareholder Approval and (ii) the accuracy of the Seller Warranty at paragraph 3.7 of Schedule 5, and except for any violation resulting from actions taken by the Company, any Selling Shareholder, any Called Shareholder or any Vested and In the Money Optionholder, the issuance of the Consideration Shares under this Deed does not contravene the rules and regulations of the SEC or Nasdaq Global Market;

(i)
since the date of the latest audited financial statements included within the SEC Reports, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect, (i) the Buyer has not incurred any liabilities (contingent or otherwise) other than (A) liabilities and obligations incurred in the ordinary course of business, (B) liabilities not required to be reflected in their respective financial statements pursuant to GAAP or disclosed in filings made with the SEC, and (C) liabilities that are executory obligations arising under contracts to which the Buyer is a party, (ii) the Buyer has not altered its method of accounting,  and (iii) the Buyer has not declared or made any dividend or distribution of cash or other property to their respective shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of their capital stock;

(j)
as of the close of business on 22 May 2025, (i) 200,752,775 Buyer Shares were issued and outstanding and (ii) no Buyer Shares were held by Buyer in its treasury. No person holds any right of first refusal, pre-emptive right, participation right, or similar right with respect to the transactions contemplated. There are no outstanding options, warrants, convertible securities, or agreements obligating the Buyer to issue additional shares or securities. The issuance of Consideration Shares under this Deed will not trigger any material adjustments or obligations under existing securities or agreements. There are no material shareholders’ or voting agreements affecting the Buyer’s capital stock;

(k)
the Buyer has not granted to any person any right or option to subscribe newly issued shares in the capital of the Buyer or to purchase any shares in the capital of the Buyer which are, at the date of this Deed, owned by or pledged to the Buyer or any subsidiary of the Buyer, except for options to purchase shares granted pursuant to the Buyer’s employee share option plan;

(l)
subject to (i) the Buyer having obtained the Shareholder Approval and (ii) the accuracy of the Seller Warranties at paragraph 3.7 of Schedule 5, and except for any violation resulting from actions taken by the Company, any Selling Shareholder, any Called Shareholder or any Vested and In the Money Optionholder, any Consideration Shares issued by the Buyer pursuant to the terms of this Deed will, be validly issued and, immediately after issue, be credited as fully paid-up, be free from any Encumbrance, will have the same rights as, and rank pari passu in all respects with, the existing share capital of the Buyer (including, but not limited to, such rights ascribed to the Consideration Shares pursuant to the Registration Rights Agreement), and will rank in full for all dividends and other distributions declared on the existing share capital of the Buyer on or after the Completion Date;

(m)	the Buyer has no material capital commitments outside the ordinary course of business;

(n)
other than the ongoing litigation with DemeRx in which the Buyer is the defendant, neither the Buyer nor, to its knowledge; any person for whose acts and defaults the Buyer may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or, to the Buyer’s knowledge, is pending or is being prosecuted for any criminal offence and no governmental, regulatory or official investigation or inquiry concerning the Buyer is threatened or in progress nor, to the Buyers knowledge, is pending; and

(o)
all statutory, governmental, court, regulatory and other requirements applicable to the carrying on the business of the Buyer, the formation, continuance in existence, creation and issue of securities, management or operation of the Buyer have, to the Buyer’s knowledge, been complied with, and all permits, authorities, licenses, registrations, certifications and consents required for the Buyer to conduct its business have been obtained, are valid and subsisting and all conditions applicable thereto have been complied with.

14.2	The Buyer acknowledges and agrees that except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents:

(a)
it has no rights or remedies against and shall not bring or make any claim, proceeding, suit or action in connection with any of the transactions contemplated in any of the Transaction Documents against any Group Company (each of whom shall be entitled to enforce this Clause 14.2(a) under the Contracts (Rights of Third Parties) Act 1999), and the Buyer hereby irrevocably releases, waives, forfeits and/or extinguishes any such claim, proceeding, suit or action; and

(b)
on and from Completion, no Group Company will have any rights or remedies against, or any basis for bringing any claim, proceeding, suit or action against, any Seller (each of which shall be entitled to enforce this Clause 14.2(b) under the Contracts (Rights of Third Parties) Act 1999) and with effect from Completion, the Buyer shall procure that no Group Company brings any such claim, proceeding, suit or action.

15.	SELLER REPRESENTATIVE

15.1
Subject to Clause 15.3, each Seller and Optionholder hereby irrevocably appoints Michael Norris (the “Seller Representative”) to act as its representative and to represent it for all purposes under this Deed, including for the purposes of:

(a)	accepting notices on its behalf in accordance with Clause 29;

(b)
taking any and all actions that may be necessary or desirable, as determined by the Seller Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Transaction;

(c)	granting any consent, waiver or approval on its behalf under this Deed; and

(d)
generally executing and delivering or procuring the execution and delivery of all such documents and doing all such things provided in or contemplated by this Deed to be performed by it or by the Seller Representative on its behalf.

15.2
The Seller Representative shall consult with each Seller and Optionholder and take into account the views of each Seller and Optionholder before taking any steps or actions or deciding not to take any steps or actions in accordance with the authority granted to the Seller Representative under this Deed.

15.3
If for any reason the Seller Representative from time to time is unwilling or unable to act as the Seller Representative and a majority of the Sellers and Optionholders agree in writing to appoint another person to fill the role of Seller Representative, the Sellers and Optionholders shall promptly notify the Buyer of the identity of such other person, following which such other person shall be the Seller Representative for the purposes of this Deed.

15.4	Each Seller and Optionholder:

(a)
agrees that the Seller Representative, in exercising the powers and authorities conferred by this Clause 15 and/or the Transaction Documents upon such Seller Representative, shall not be acting, or be construed as acting, as the agent or trustee on behalf of any Seller or Optionholder;

(b)
agrees that the Seller Representative shall be entitled to take any and all actions that may be necessary or desirable, as determined by the Seller Representative in its sole discretion, and shall have no liability whatsoever to the Buyer or any Seller or Optionholder in relation to the exercise of those powers and authorities, except in the case of fraud by the Seller Representative;

(c)	agrees that it shall be bound by any steps or actions taken or any agreement entered into by the Seller Representative acting in accordance with this Deed; and

(d)
severally undertakes to indemnify the Seller Representative against, and pay on demand (on a pound for pound and an after-Tax basis) an amount equal to its Relevant Proportion of all Losses which may be suffered or incurred by the Seller Representative and which arise directly or indirectly in connection with the exercise or the purported exercise in good faith of any of the rights or duties of such Seller Representative contemplated by this Deed (except in the case of fraud).

16.	MATTERS AMONG THE SELLERS AND OPTIONHOLDERS

16.1	Each Seller and Optionholder irrevocably and unconditionally:

(a)
agrees that the allocation of the Consideration between the Sellers and Optionholders in accordance with Clause 4.1 is in accordance with the articles of association of the Company (“Company Articles”), and accordingly each Seller and Optionholder agrees and consents to the allocation of the Consideration as set out in this Deed and waives any rights it may have under any agreement governing the distribution of proceeds on any sale of all or any part of the share capital of the Company other than the Company Articles;

(b)
agrees and consents to the entering into of this Deed and the Transaction and releases each other Seller and Optionholder from any breach by such Seller or Optionholder of any part of the Company Articles, the SSA or any other agreement, by reason of the entering into of this Deed or any of the Transaction Documents or the consummation of any part of the Transaction; and

(c)
agrees that no other Seller or Optionholder shall have any liability to it to settle or make payment towards any Tax liability arising on the consideration receivable by it (in whatever form), and that it has not been induced by, or relied on any, representation or warranty in relation to any Taxation payable or Relief which may be available, made by any other Seller or Optionholder.

16.2	Each Seller and each Option Holder (other than the Seller Representative) agrees that (unless otherwise agreed with the Seller Representative):

(a)
any information relating to any other Seller or Optionholder (including such Seller or Optionholder’s name, address, identify, Shares, Share Options or amounts payable to such Seller or Optionholder under the Transaction Documents) is confidential;

(b)	such Seller or Optionholder (as applicable) shall only be entitled to receive and/or have access to such information to the extent that that information relates to such Seller or Optionholder; and

(c)	any such information contained in a counterpart of this Deed or Transaction Document provided to or executed by such Seller or Optionholder shall be redacted.

17.	TERMINATION OF THE SSA

17.1	With effect from Completion, each of the Sellers (to the extent they are a party to the SSA) the Buyer and the Company:

(a)
severally, unconditionally and irrevocably agrees that each of the other parties shall be released from all of its continuing obligations (past, present or future) arising out of or in connection with the SSA to the intent that with effect from Completion, the SSA shall be terminated and be of no further force or effect;

(b)
except in the case of fraud, unconditionally and irrevocably waives and releases all rights it presently has or which, in the absence of this Deed, it might otherwise have had to bring a claim against any one or more of the other parties pursuant to, or in respect of the subject matter of, the SSA, whether in relation to past, present or future circumstances, and regardless of whether it presently knows or could know of the grounds or legal basis for any such claim; and

(c)
unconditionally and irrevocably undertakes not to make any claim against any other party in relation to the SSA or any breach thereof and releases and discharges each of the other parties from all claims, demands, liabilities and obligations under the SSA, howsoever arising and whether arising on, before or after the Completion Date.

18.	RESTRICTIVE COVENANTS

18.1
In order to confer upon the Buyer the full benefit of the business and goodwill of the Group, each of the Founders hereby undertakes and covenants with the Buyer that they nor any of their Affiliates shall not:

(a)	during the one year period beginning with the Completion Date, directly or indirectly carry on or be employed, engaged or interested in any Restricted Business in the Restricted Territories;

(b)
during the one year period beginning with the Completion Date, deal with or canvass, solicit or seek to solicit the custom of any person who has been a customer of any Group Company at any time within the 12 months immediately prior to Completion or directly or indirectly do or say anything which may lead to any person ceasing to do business with any Group Company on substantially the same terms as previously (or at all);

(c)
during the one year period beginning with the Completion Date, directly or indirectly offer employment to, enter into a contract for the services of, or attempt to entice away from any Group Company, any individual who is at that time, and was at the Completion Date, employed or directly engaged in an executive or managerial position with any Group Company, except a person who:

(i)
responds, without any form of approach or solicitation by or on behalf of such Founder or any Affiliate of such Founder, to a general public advertisement made in the ordinary course of business which is not intended to target any specific person; or

(ii)	whose employment or engagement with the Buyer Group has been terminated;

(d)
during the one year period beginning with the Completion Date, solicit or entice away from any Group Company any supplier who had supplied goods and/or services to any Group Company at any time during the 12 months immediately prior to Completion if that solicitation or enticement causes or could cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to any Group Company; and

(e)
during the one year period beginning with the Completion Date, do or say anything or make any direct or indirect public statement that they know or ought reasonably to know will disparage, defame, or be harmful to the goodwill of, any Group Company, the Buyer or a member of the Buyer Group, provided, however, that nothing in this Clause 18.1(d) is intended to prohibit or restrict them from responding truthfully to any governmental investigation, legal process or inquiry related thereto, making good faith rebuttals of another person’s untrue or materially misleading statements, or making any bona fide general competitive statements or communications without malice in the ordinary course of competition.

18.2	Nothing in this Clause 18 shall restrict either of the Founders from:

(a)	engaging in any business activities related to the pre-clinical or clinical development or general exploitation of ELE-101;

(b)	holding by way of a bona fide investment, in aggregate, less than 3% of any class of shares or debentures listed on the London Stock Exchange or any other recognised exchange in any jurisdiction; or

(c)
acquiring any one or more businesses or companies where at the time of such acquisition the activities of the acquired businesses or companies include a Restricted Business and subsequently carrying on or being engaged in such Restricted Business, provided the turnover of the Restricted Business in its last financial year is less than 30% of the turnover of the acquired businesses or companies as a whole.

18.3
The undertakings in this Clause 18 are intended for the benefit of the Buyer and each Group Company and apply to actions carried out by the Founders in any capacity whatsoever and whether directly or indirectly, on the behalf of the Founders or any other person or jointly with any other person.

18.4
Each Founder agrees that the undertakings contained in this Clause 18 are reasonable and necessary for the protection of the Buyer’s legitimate interests in the goodwill of the Group Companies and shall be construed as separate and independent undertakings. If any undertaking contained in this Clause 18 is found to be void or unenforceable but would be valid and enforceable if some part or parts of the undertaking were deleted, such undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

18.5
Each Founder acknowledges that damages may not be an adequate remedy for any breach of the undertakings in this Clause 18 and that the Buyer shall be entitled to seek the remedies of injunction, specific performance and any other equitable relief for any threatened or actual breach of such undertakings in Clause 18.1.

18.6
Without prejudice to Clause 18.4, if any undertaking in this Clause 18 is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable undertaking with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.

19.	CONFIDENTIALITY AND ANNOUNCEMENTS

19.1	Subject to Clause 19.5, each party:

(a)	shall treat, and shall procure that its Affiliates treat, as strictly confidential:

(i)
the provisions of this Deed and the other Transaction Documents (including the identities of the parties to such agreements), their subject matter and any documents referred to therein, and the process of their negotiation;

(ii)
in the case of each Seller and Optionholder, any information received or held by such Seller or Optionholder or any of their respective Representatives which relates to the Buyer Group or, following Completion, any Group Company;

(iii)
in the case of the Buyer, any information directly or indirectly received or held by the Buyer or any of its Representatives which relates to any Seller or Optionholder, any Affiliate of any Seller or Optionholder or, prior to Completion only, any Group Company,

(together “Confidential Information”); and

(b)
shall not, and shall procure that its Affiliates shall not, except with the prior written consent of the party to whom the Confidential Information relates (which shall not be unreasonably withheld or delayed), make use of (except for the purposes of performing its obligations or exercising its rights under this Deed or any other Transaction Document) or disclose to any person (other than its Representatives in accordance with Clause 19.2).

19.2	Each party undertakes that it shall, and it shall procure that its Affiliates shall, only disclose Confidential Information to its Representatives where:

(a)	it is reasonably required for the purposes of performing its obligations or exercising its rights under this Deed or any other Transaction Document; or

(b)	it is reasonably required for the purposes of to enable the Buyer to perform its obligations under this Deed or any other Transaction Document,

only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 18 and instructed to comply with this Clause 18 as if they were a party to it.

19.3
Subject to Clauses 19.4 and 19.5, each party shall not (and shall procure that its Affiliates shall not) make any announcement (including any communication to the public, to any customers, suppliers or employees of any Group Company) concerning the subject matter of this Deed without the prior written consent of each other party (which shall not be unreasonably withheld or delayed).

19.4	As soon as practicable after each of the date of this Deed and Completion the parties shall procure that a joint announcement of the Transaction is made by way of press release in Agreed Form.

19.5	Clauses 19.1, 19.2 and 19.3 shall not apply if and to the extent that the party using or disclosing Confidential Information or making such announcement can demonstrate that:

(a)	such disclosure or announcement is required by Law or by any Authority (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction;

(b)
such disclosure is required for the purposes or the preparation of, or to be included within any accounts, financial statements and/or the tax returns or other submissions to or communications with any Tax Authority in connection with the tax affairs of the disclosing party or its Affiliate;

(c)
such disclosure or announcement is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Deed which is permitted by Clause 27;

(d)
such disclosure is made to any potential investor in or any lender to the Company or the Buyer, provided such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 18 and instructed to comply with this Clause 18 as if they were a party to it; or

(e)
the Confidential Information concerned has come into the public domain other than through that party’s fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 19.5.

19.6	The provisions of this Clause 19 shall survive termination of this Deed or Completion, as the case may be.

20.	TERMINATION

20.1	Written notice to terminate this Deed may be given:

(a)	in accordance with Clause 7.6 or Clause 7.7;

(b)	in accordance with Clause 11.6(c); or

(c)
if the Milestone Condition is not satisfied by the Pre-Phase 2B Read Out Date and, as a result, within ten Business Days following the Buyer’s receipt from the Company (in its capacity as a shareholder of the Company) of the final top-line Phase 2B Clinical Trial data in respect of its BPL-003 Phase 2B Clinical Trial, the Management Board and Supervisory Board change their recommendation to obtain Shareholder Approval (“Changed Board Recommendation”).

20.2	If:

(a)	any of the Conditions are not satisfied by the Longstop Date; or

(b)	notice of termination is given in accordance with Clause 20.1,

then:

(c)
this Deed shall cease to have effect immediately after the Longstop Date (in the case of Clause 20.2(a)) or upon delivery of such notice of termination (in the case of Clause 20.2(b)), except that the Surviving Provisions and any rights or liabilities that have accrued prior to that time shall continue in full force and effect;

(d)
in the case of a notice of termination given in accordance with Clause 20.1(c), the Buyer shall, within thirty Business Days of the termination of this Deed (“Payment Period”), pay to the Company, a fee equal to USD 4,000,000 to be satisfied (at the Buyer’s election) either in cash or through the issuance of such number of newly issued, unregistered Buyer Shares representing a total value of USD 4,000,000 calculated based on the 20 day VWAP as at the date falling 10 days after the date of the Changed Board Recommendation; and

(e)
in the case of the Condition in Clause 7.1(a) not being satisfied by the Longstop Date in the absence of a Changed Board Recommendation, the Buyer shall, within the Payment Period, pay to the Company, a fee equal to USD 10,000,000 to be satisfied by a combination of:

(i)
at the Buyer’s election, through the issuance of number of newly issued, unregistered Buyer Shares representing a total value of up to USD 5,000,000 calculated based on the 20 day VWAP as at the date falling 10 days after the Longstop Date; and

(ii)	cash equal to USD 10,000,000 less the value of any Buyer Shares to be issued pursuant to Clause 20.2(e)(i), calculated pursuant to the basis set out in Clause 20.2(e)(i),

(any Buyer Shares issued under this Clause 20.2(d) and 20.2(e), “Break Fee Shares”),

and the Buyer hereby irrevocably waives any right under the SSA or otherwise to fetter or prevent the transfer by the Company of any Break Fee Shares issued to the Company or onward distribution by the Company of any cash amount paid to the Company pursuant to clause (c)(e)(ii).

20.3
The Buyer shall use its reasonable best efforts (i) to file a registration statement on Form S-1 or Form S-3 in respect of any Break Fee Shares within fifteen (15) days following expiry of the Payment Period, (ii) to promptly thereafter cause the SEC to declare such registration statement effective and (iii) to maintain the effectiveness of such registration statement. The Company shall promptly provide the Buyer with information reasonably requested by the Buyer in support of the issuance and delivery of the relevant Break Fee Shares (and in no event later than five Business Days following the termination of this Deed).

20.4
If this Deed terminates due to (i) a notice of termination being given in accordance with Clause 20.1(c); or (ii) the Condition in Clause 7.1(a) not being satisfied by the Longstop Date in the absence of a Changed Board Recommendation, the Buyer undertakes:

(a)
to vote (including by way of written consent and/or resolution) the Shares then held by the Buyer in favour of any proposed amendment to the Company Articles or SSA as are necessary to remove (i) the consent rights enjoyed by the Seller, a “Series C Investor Majority” or the “atai Investor Director” (as such terms are defined in the SSA) whether alone or together with others pursuant to clause 11 of the SSA; (ii) clause 13 of the SSA; (iii) clause 14 of the SSA; and (iv) article 16 of the Company Articles, provided that the SSA shall contain a requirement for the Company to provide the Buyer with its GAAP Financials no later than 15 days following each calendar quarter; and

(b)	not to use its shareholder rights under the Company Articles or SSA to obstruct or otherwise block the next bona fide equity financing round of the Company following the termination of this Deed.

21.	FURTHER ASSURANCE

Each party shall execute and deliver or procure the execution and delivery of, all such documents, and shall do all such things, as any other party may reasonably require for the purpose of giving full effect to the provisions of this Deed and to secure for each party the full benefit of the rights, powers and remedies conferred upon it under this Deed.

22.	POWER OF ATTORNEY

22.1
From Completion and for so long after Completion as any Seller remains the registered holder of any Shares, such Seller shall appoint the Buyer to be its lawful attorney to exercise all rights in relation to all such Shares as the Buyer in its absolute discretion sees fit.

22.2
The power of attorney given in Clause 22.1 shall be irrevocable, save with the consent of the Buyer, and is given by way of security to secure the proprietary interest of the Buyer as the Buyer of the relevant Shares, but shall expire on the date on which the Buyer is entered in the register of members of the Company as holder of the relevant Shares.

22.3	For so long as the power of attorney given in Clause 22.1 remains in force, each relevant Seller undertakes:

(a)	not to exercise any rights which attach to the relevant Shares or are exercisable in its capacity as registered holder of the relevant Shares without the Buyer’s prior written consent;

(b)
to hold on trust for the Buyer all dividends and other distributions of profits or assets received by such Seller in respect of the relevant Shares and to promptly notify the Buyer as attorney of anything received by such Seller in its capacity as registered holder of the relevant Shares;

(c)	to act promptly in accordance with the Buyer’s instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the relevant Shares; and

(d)	to ratify whatever the Buyer may do as attorney in its name or on its behalf in exercising the powers contained in this Clause 22.

22.4	Nothing in this Clause 22 shall require the Seller to take any action (or require it to omit to take any action) that would breach any applicable Law.

23.	ENTIRE AGREEMENT AND REMEDIES

23.1
This Deed and the other Transaction Documents together set out the entire agreement between the parties relating to the subject matter of this Deed and the matters described in the other Transaction Documents and, save to the extent expressly set out in this Deed or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

23.2
Each party acknowledges and agrees that in entering into this Deed and the Transaction Documents it has not relied and is not relying on, and shall have no claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision made, whether by a party to this Deed or not, whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Deed or any other Transaction Document.

23.3
Save as expressly set out in this Deed or any other Transaction Document, the only right or remedy of any party in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Deed or any other Transaction Document shall be for breach of this Deed or the relevant Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute). Save as expressly set out in this Deed, no party shall be entitled to rescind or terminate this Deed in any circumstances whatsoever at any time, whether before or after Completion, and each party waives any rights of rescission or termination it may have.

23.4
If there is any conflict between the terms of this Deed and any other agreement, this Deed shall prevail (as between the parties to this Deed and as between each Seller and Optionholder and any of  their respective Affiliates on the one hand and any members of the Buyer Group on the other) unless:

(a)	such other agreement expressly states that it overrides this Deed in the relevant respect; and

(b)	each Seller, each Optionholder and the Buyer are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Deed in that respect.

23.5
Except where expressly provided otherwise, the rights, powers, privileges and remedies provided in this Deed are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.

23.6	This Clause 23 shall not exclude any liability for or remedy in respect of fraud.

24.	POST-COMPLETION EFFECT OF AGREEMENT

24.1
Notwithstanding Completion, each provision of this Deed and any other Transaction Document not performed at or before Completion but which remains capable of performance, the Warranties and all covenants, indemnities and other undertakings and assurances contained in or entered into pursuant to this Deed or any other Transaction Document will remain in full force and effect and, except as otherwise expressly provided, without limit in time.

25.	WAIVER AND VARIATION

25.1
A failure or delay by a party to exercise any right or remedy provided under this Deed or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Deed or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

25.2	A waiver of any right or remedy under this Deed shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

25.3	A party that waives a right or remedy provided under this Deed or by Law in relation to another party does not affect its rights in relation to any other party.

25.4
Subject to Clause 25.5, no variation or amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of each party to this Deed. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Deed, nor shall it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Deed shall remain in full force and effect except and only to the extent that they are varied or amended.

25.5
The parties agree that, should the Seller Representative or the Buyer wish to amend the approach to Optionholders pursuant to this Deed with a view to achieving a more favourable tax treatment for the Optionholders and/or the Company, the other parties shall use all reasonable endeavours to facilitate such amendment and such amendment shall be valid and binding on all parties to this Deed if duly executed in writing by and behalf of the Seller Representative and the Buyer.

26.	INVALIDITY

Where any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Deed and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

27.	ASSIGNMENT

27.1
Except as provided in this Clause 27 or as the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it.

27.2
The Buyer may assign the benefit of, charge or otherwise grant security over the whole or part of any of its rights in this Deed to any bank or financial institution which requires such security for the purpose of such bank or financial institution lending money or making other banking facilities available to the Buyer, by way of security, or any refinancing thereof.

27.3	This Deed shall be binding on and continue for the benefit of the successors and assignees of each party.

28.	PAYMENTS, SET OFF AND DEFAULT INTEREST

28.1
Except as otherwise provided in this Deed, any payment to be made pursuant to this Deed by the Buyer to any Seller or Optionholder shall be made to the Bank Account of such Seller or Optionholder (as applicable) and any payment to be made pursuant to this Deed by any Seller or Optionholder to the Buyer shall be made to the Bank Account of the Buyer, in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment shall be a good discharge by the payer of its obligation to make such payment.

28.2
All payments made by any party under this Deed shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law. If any such deductions or withholdings for or on account of Tax are required by Law to be made from any payments under Clause 4 by a Seller or Optionholder (other than any payments of interest) the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

28.3
If any Tax Authority brings any payment by a Seller or Optionholder into charge to Tax, then the Seller or Optionholder concerned shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Deed.

28.4
If a Seller or Optionholder makes an increased payment pursuant to clause 28.2 and the payment gives rise to a Relief for the Buyer, and a cash Tax liability for which a Group Company would otherwise have been accountable or liable to be assessed (or a cash refund of Tax is received) in respect of the accounting period in which Closing occurs or the next subsequent accounting period is or will be reduced (or extinguished) as a result of the utilisation of such Relief, the Buyer shall reimburse such Seller or Optionholder such amount as shall leave the Buyer in no worse position than it would have been in had the deduction or withholding referred to in clause 28.2 not been required. The Buyer shall promptly notify the Seller Representative of such benefit and shall make such reimbursement no later than the day falling ten Business Days after the date on which the cash Tax liability would have been payable or as the case may be the cash refund of Tax is received.

28.5
If the Buyer assigns or otherwise alienates the benefit of, its rights under this Deed or if the Buyer is or becomes liable to Tax (save as regards withholding) in any jurisdiction other than Germany, clause 28.2 shall only apply to the extent that the clause would have applied had the benefit not been so assigned or otherwise alienated and had the Buyer been so subject to Tax only in Germany.

29.	NOTICES

29.1
Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 29.2 and served:

(a)
by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours;

(b)
by courier (or if from any place outside the country where the relevant address is located, by air courier) to the relevant address, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier;

(c)
by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent provided that any email sent outside Working Hours shall be deemed given at the start of the next period of Working Hours; or

(d)
by any other method approved in writing by the persons to whom the notice or other communication is required to be sent for the attention of, in which case it shall be deemed to have been given upon such person(s) giving written confirmation for receipt.

29.2	Notices under this Deed shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 29.3, as set out below:

For the Sellers, Optionholders and Seller Representative:

Name:	Michael Norris

Address:	[***]

E-mail address:	[***]

with a copy (which shall not constitute notice) to:

Name:	CMS Cameron McKenna Nabarro Olswang LLP

For the attention of:	John Finnemore

Address:	Cannon Place, 78 Cannon Street | London EC4N 6AF | United Kingdom

E-mail address:	[***]

Name:	Mayer Brown LLP

For the attention of:	David Bakst

Address:	1221 Avenue of the Americas, New York, New York 11021

E-mail address:	[***]

For the Buyer:

Name:	atai Life Sciences N.V.

For the attention of:	Ryan Barrett, Sean Sheppard

Address:	Wallstraße 16, 10179 Berlin, Germany

E-mail address:	[***], [***]

with a copy (which shall not constitute notice) to:

Name:	Latham & Watkins (London) LLP

For the attention of:	Nathan Ajiashvili, Robbie McLaren

Address:	99 Bishopsgate, London EC2M 3XF, United Kingdom

E-mail address:	[***], [***]

29.3
Any party to this Deed may notify each other party of any change to its address or other details specified in Clause 29.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

30.	COSTS

30.1
Except as otherwise provided in this Deed, each party shall bear its own costs and expenses arising out of or in connection with the preparation, negotiation and implementation of this Deed and all other Transaction Documents.

30.2
The Buyer shall bear and promptly pay all stamp duty, stamp duty reserve tax, stamp duty land tax and any other similar documentary, registration or transfer Taxes in respect of the transfer to the Buyer of Shares pursuant to this Deed. The Buyer shall be responsible for arranging the payment of all such Taxes and duties.

31.	RIGHTS OF THIRD PARTIES

31.1
The specified third party beneficiaries of the undertakings referred to in Clauses 13.7 and 14.2 shall, in each case, have the right to enforce the relevant terms by reason of the Contracts (Rights of Third Parties) Act 1999.

31.2	Except as provided in Clause 31.1, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

31.3
Each party represents to each other party that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Deed are not subject to the consent of any person that is not a party to this Deed.

32.	COUNTERPARTS

This Deed may be executed in any number of counterparts. Each counterpart shall constitute an original of this Deed but all the counterparts together shall constitute but one and the same instrument.

33.	GOVERNING LAW AND JURISDICTION

33.1	This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

33.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Dispute.

33.3
For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

34.	LEGAL EFFECT

34.1	This Deed shall take legal effect on the date of this Deed, notwithstanding that a Seller may not have executed this Deed at such time.

34.2
Prior to the Called Shareholders executing (or the Company executing as their agent) the Drag Documents, references to the Sellers herein shall be construed as referring to the Selling Shareholders only.

Omitted Schedules

Certain Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain information material to an investment or voting decision and that information is not otherwise disclosed in this exhibit or the disclosure document. The registrant will furnish supplementally copies of such Schedules to the Securities and Exchange Commission or its staff upon request.

SCHEDULE 1

[PARTICULARS OF THE SELLERS]

SCHEDULE 2

[PARTICULARS OF THE COMPANY AND THE SUBSIDIARIES]

SCHEDULE 3

PRE-COMPLETION OBLIGATIONS

1.	SELLERS’ OBLIGATIONS

1.1
Except (i) as otherwise stated in this Deed, (ii) as contemplated by the Carve-out Steps Plan, or (iii) with the prior written consent of the Buyer, each Seller shall, from the date of this Deed until Completion:

(a)	procure that no Leakage takes place;

(b)
use all reasonable endeavours to procure that the services of the employees of each Group Company are retained by such Group Company so that their contracts of employment continue in force until Completion;

(c)	procure that none of the Group Companies:

(i)	makes any payments other than routine payments in the ordinary course of business;

(ii)	engages or employs or makes any offer to employ any new persons other than to replace employees on substantially the same terms;

(iii)
takes any steps, directly or indirectly, to terminate the contract of employment of any employee, or induce or attempt to induce any employee to terminate their employment, other than for gross misconduct;

(iv)
makes any material changes (other than those required by Law) to the terms and conditions of employment or engagement (including the provision of any contractual or non-contractual benefits) of directors, officers, employees, consultants or advisers (including granting any new options or other entitlements under existing schemes or benefits);

(v)
institutes, settles, engages, enters into or takes any material decision or takes any material action in any legal proceedings (including in relation any potential, threatened or pending legal proceedings) directed against any Group Company in relation to matters involving any holder of Shares (save where such material decision or material action is urgently required in the best interests of the Company (or any other Group Company) in circumstances in which it is not reasonable practicable to obtain the prior written consent of the Buyer, subject to the Seller Representative notifying the Buyer of such decision or action as soon as is reasonably practicable thereafter);

(vi)	incurs any liability to Tax other than in the ordinary course of its business;

(vii)
changes its jurisdiction of residence for Tax purposes, become resident for Tax purposes in any other jurisdiction, or establish a branch, permanent establishment or place of business outside its jurisdiction of residence for Tax purposes;

(viii)	makes, changes or revokes any material Tax election, or file any Tax Return in a manner which is inconsistent with past practice;

(ix)	settles or compromises any material Tax claim or assessment by a Tax Authority or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(x)
enters into any Tax consolidation (including for the avoidance of doubt a VAT group), Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, in each case with any entity other than another Group Company;

(d)
procure that each Group Company carries on its business in all material respects in the ordinary and usual course and consistent with past practice and takes all reasonable steps to preserve and protect its assets and good will, including its existing relationships with customers and suppliers;

(e)	comply, and procure that the Company complies, with the SSA; and

(f)
immediately upon becoming aware, notify the Buyer in writing of any event or occurrence not in the ordinary course of the Business, any inaccuracy of any of the Warranties or breach of any obligations of the Company under this Deed.

1.2	Paragraph 1.1 shall not operate so as to restrict or prevent:

(a)	any matter to the extent required to comply with any requirement of applicable Law (in each case, including any rules, guidelines, requests or requirements of any Authority); or

(b)	the completion or performance of any actions required or undertaken in connection with the Transaction or the Carve-out.

2.	BUYER’S OBLIGATIONS

2.1	The Buyer shall use its reasonable endeavours to agree the terms of the RC Employment Agreement.

SCHEDULE 4

COMPLETION OBLIGATIONS

1.	SELLERS’ OBLIGATIONS

1.1	At Completion, each Seller shall (in respect of itself only):

(a)	deliver to the Buyer or procure the delivery to the Buyer of:

(i)	stock transfer form(s) to transfer all of its Shares into the name of the Buyer, duly executed by such Seller;

(ii)	share certificates, or equivalent documents in the relevant jurisdiction, in respect of all of its Shares, or an indemnity for any lost share certificates duly executed by such Seller in Agreed Form;

(iii)	such waivers or consents as the Buyer may require to enable the Buyer (or its nominees) to be registered as holders of its Shares;

(iv)	a written confirmation from the Founders that the Warranty Condition is satisfied; and

(v)	if such Seller is a Warrantor, a counterpart of the Completion Disclosure Letter duly executed by it.

1.2	At Completion, the Sellers shall deliver to the Buyer or procure the delivery to the Buyer of:

(a)	two copies of the Data Room USB Stick;

(b)
all the statutory and other books (duly written up to date) of each Group Company and all certificates of incorporation, certificates of incorporation on change of name and common seals or such equivalent items in the relevant jurisdiction as are kept by such Group Company or required to be kept by Law, to the extent not within the control of a Group Company;

(c)	a counterpart of the Registration Rights Agreement;

(d)
a copy of a duly executed board resolution or duly executed board minutes of the Company approving the transfers of the Shares and (subject only to due stamping) the registration, in the register of members, of the Buyer as the holder of the shares concerned;

(e)	a counterpart of the Completion Disclosure Letter duly executed by it; and

(f)	(subject to paragraph 2.1 of Schedule 3) a counterpart of the RC Employment Contract duly executed by Robert Conley.

2.	COMPANY’S OBLIGATIONS

2.1	At Completion the Company shall deliver to the Buyer:

(a)	the executed Drag Documents in respect of each holder of Shares who has not executed this Deed as at the date hereof;

(b)	an executed Deed of Adherence in respect of each Optionholder who has not executed this Deed as at the date hereof;

(c)
a copy of a duly executed board resolution or duly executed board minutes of such the Company approving the transfer of the Forfeited Shares to the Buyer for nil consideration and approving the execution by such any director of the Company of any documents which the Company is required execute or deliver in connection therewith; and

(d)	stock transfer form(s) to transfer all of the Forfeited Shares into the name of the Buyer for nil consideration, duly executed by the Company.

3.	BUYER’S OBLIGATIONS

3.1	At Completion the Buyer shall:

(a)	deliver to the Sellers or procure the delivery to the Sellers of:

(i)	a counterpart of the Registration Rights Agreement duly executed by the Buyer;

(ii)	(subject to paragraph 2.1 of Schedule 3) a counterpart of the RC Employment Contract duly executed by the Buyer;

(iii)	evidence of the Buyer Board Resolutions having been adopted; and

(iv)	a copy of the minutes of the Shareholders Meeting, evidencing that the Shareholder Approval has been obtained.

SCHEDULE 5

WARRANTIES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule, where the context admits:

“Accounts” means the audited accounts of the Company excluding members of the Eleusis Group and its subsidiaries comprising an audited statement of comprehensive income, statement of financial position, statement of changes in equity and statement of cash flows for the accounting reference period ended on, the Accounts Date, together with the explanatory notes in respect of such accounts and the auditors’ and directors’ reports and notes on such accounts, and the unaudited annual accounts of each other Group Company for the accounting reference period ended on, the Accounts Date, in Agreed Form;

“Accounts Date” means 31 December 2023;

“Act” means the Companies Act 2006;

“Anticorruption Laws” means all laws, regulations, or orders relating to bribery, or corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010, and any laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention’s Commentaries;

“Business” means the undertaking of pre-clinical and clinical research on psychedelic compounds for the purpose of developing such psychedelic compounds into licensed pharmaceutical medicines, and the development and/or commercialisation of such psychedelic compounds and/or pharmaceutical medicines, as more fully described in the Business Plan;

“Business Plan” means the investor deck of the Company in Agreed Form;

“CTA 2010” means the Corporation Tax Act 2010;

“Data Protection Legislation” means any applicable legislation relating to the processing of personal data or the protection of the privacy of individuals, including the GDPR, together with any applicable implementing or supplementary national legislation including the UK Data Protection Act 2018; the Privacy and Electronic Communications Directive 2002/58/EC (as amended), together with any applicable implementing or supplementary national legislation including the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as amended); the Investigatory Powers Act 2016 and the Investigatory Powers (Interception by Businesses etc. for Monitoring and Record‑keeping Purposes) Regulations 2018;

“GDPR” means in each case to the extent applicable to data processing activities:

(a)	Regulation (EU) 2016/679; and

(b)	UK GDPR;

“Group Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by a Group Company;

“HMRC” means HM Revenue & Customs;

“Intellectual Property” means copyrights and related rights, trade marks and service marks, business and trade names, knowhow, rights in logos and get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in inventions, rights to use and protect the confidentiality of confidential information (including trade secrets and know-how), registered designs, design rights, patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case which subsists now or in the future in any part of the world and whether or not registered; and including all granted registrations and all applications for registration, and rights to apply for and be granted, renewals and extensions of, and rights to claim priority from, any such rights;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Management Accounts” means the unaudited management accounts of the Company for the period starting on the Accounts Date and ending on the Management Accounts Date, in Agreed Form;

“Management Accounts Date” means 31 March 2025;

“Sanctions” means any laws or regulations relating to economic or financial sanctions, export controls, trade embargoes or restrictive measures from time to time imposed, administered or enforced by a Sanctions Authority;

“Sanctions Authority” means the United Kingdom, the European Union (or any of its member states), the United States of America and the United Nations and in each case their respective governmental, judicial or regulatory institutions, agencies, departments and authorities, including the UN Security Council, HM Treasury, the UK Office of Financial Sanctions Implementation and Department of International Trade, OFAC and the United States Department of State;

“Sanctions List” means any of the lists issued or maintained by a Sanctions Authority designating or identifying individuals or entities that are subject to Sanctions, in each case as amended, supplemented or substituted from time to time, including the UK Sanctions List, Consolidated List of Financial Sanctions Targets in the United Kingdom, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, the Consolidated United Nations Security Council Sanctions List and the Specially Designated Nationals and Blocked Persons list maintained by OFAC;

“Sanctions Target” means a person or entity that is either listed on, or owned or controlled by (whether directly or indirectly) or acting on behalf of a person listed on, a Sanctions List;

“Share Option Plan(s)” means:

(a)	the share option plan(s) of the Company from time to time; and

(b)
any agreement in respect of the award of shares (including restricted shares and restricted unit awards), growth shares or hurdle shares, or share option agreements of the Company, in each case as amended from time to time;

2.	TITLE AND CAPACITY

2.1	Each Seller which is a legal entity is validly incorporated, in existence and duly registered under the laws of its country of incorporation.

2.2	Each Seller which is an individual:

(a)	is a sophisticated individual familiar with transactions similar to those contemplated by this Deed;

(b)	has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares set out against their name in Schedule 1;

(c)
has independently and without reliance upon the Buyer or the Company, and based on such information and the advice (and in particular tax advice) of such advisers as such Seller has deemed appropriate, made their own analysis and decision to enter into this Deed.

2.3	Each Seller has taken all necessary action and has all requisite power and authority to enter into and perform this Deed and the other Transaction Documents in accordance with their terms.

2.4	This Deed and the other Transaction Documents constitute (or shall constitute when executed) valid, legal and binding obligations on such Seller in accordance with their terms.

2.5
The execution and delivery of this Deed and the other Transaction Documents by each Seller and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of such Seller, any agreement or instrument to which such Seller is a party or by which it is bound, or any Law, order or judgment that applies to or binds such Seller or any of its property (and there has been no breach of any applicable Laws by such Seller or its Affiliates which could have an adverse effect on this Deed, the other Transaction Documents or the Group).

2.6
No consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by a Seller to authorise the execution or performance of this Deed by such Seller.

2.7	Each Seller is the sole legal and beneficial owner of the Shares set out against its name in Schedule 1 and is entitled to transfer the legal and beneficial interest in such Shares.

3.	CAPITAL STRUCTURE AND CORPORATE INFORMATION

3.1	The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid and free from all Encumbrances.

3.2
Part 2 of Schedule 2 lists all the subsidiaries and subsidiary undertakings of the Company, sets out particulars of their allotted and issued share capital and are complete and accurate in all material respects.

3.3
The Company or a Subsidiary is the sole legal and beneficial owner of the whole allotted and issued share capital of each Subsidiary and all such shares are fully paid up and free from all Encumbrances.

3.4	No Group Company owns any shares in the capital of any company other than the Subsidiaries.

3.5
No person (other than a Group Company) has a right to require any Group Company to allot, issue, sell, transfer any share capital, or to convert existing securities into or to issue securities that have rights to convert into any share capital.

3.6
No commitment has been given to create an Encumbrance affecting any shares, unissued shares, debentures or other unissued securities of any Group Company, and no person has claimed any rights in connection with any of those things.

3.7
Each Seller that is not a Called Shareholder is either an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act or not a U.S. person as such term is defined under Regulation S of the Securities Act. Each Seller that is not a Called Shareholder who is an “accredited investor” for purposes of the foregoing sentence has delivered a certification of such status to the Buyer.

3.8	No Group Company:

(a)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(b)	has any branch or permanent establishment outside its country of incorporation.

3.9	Each Group Company is validly incorporated, in existence and duly registered under the laws of its country of incorporation.

3.10	Schedule 10 contains a list of all Optionholders and particulars of their Share Options and is complete and accurate.

3.11
The Company has granted options over 10,307,631 Ordinary Shares for issue to its directors, employees, workers and consultants pursuant to the Share Option Plan and such options are currently outstanding.

3.12	The options over Ordinary Shares held by each director, employee, worker and consultant of the Company:

(a)
are subject to lapse or forfeiture in the event such director, employee, worker or consultant is dismissed or terminated for gross misconduct, fraud, dishonesty or being convicted of any criminal offence (other than a road traffic offence which is not punishable by a custodial sentence);

(b)	vest over at least a period of four years from the date of grant, with no options vesting in the first 12 months following the date of grant;

(c)
are not subject to any provisions for the acceleration of vesting or other changes in the vesting provisions applying to them upon the occurrence of any event or combination of events, including upon a change of control of the Company; and

(d)	were granted pursuant to the Share Option Plan on materially the same terms as the relevant template share option agreement scheduled to the Disclosure Letter.

3.13	In relation to options granted pursuant to the Share Option Plan that are intended to qualify as enterprise management incentive options:

(a)	the Company granted options at or above the agreed actual market value and within the 60 or 90 day valuation window, as applicable;

(b)	the Company granted options only to eligible employees and made a declaration of committed time in accordance with Schedule 5 of ITEPA;

(c)	all option grants have been validly notified to HMRC within 92 days of the relevant date of grant;

(d)	the market value for all option grants was agreed in writing with HMRC prior to grant (on an appropriate basis);

(e)
the options met, at the time of grant, and continue to meet (or, if already exercised, continued to meet until the time of exercise) all of the requirements for enterprise management incentive options under Schedule 5 of ITEPA;

(f)
all registrations, notifications and declarations have been made to HMRC within the relevant time period and no penalties have arisen or are expected to arise in respect of any such registrations, notifications and declarations; and

(g)
the option holders have fully indemnified the Company to the fullest extent permitted by law in relation to any tax liabilities, including Employer’s NICs, that may arise in connection with any granted option.

3.14
All HMRC annual share scheme returns in respect of the Share Option Plan have been correctly completed and returned to HMRC within the relevant time period and no interest or penalties have arisen or are, so far as the Warrantors are aware, expected to arise in respect of any returns.

4.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

4.1	Copies of the articles of association of each Group Company (or any equivalent documents for each Group Company incorporated outside of England and Wales) are included in the Data Room.

4.2
In the three years prior to the date of this Deed, all returns, particulars and resolutions which each Group Company is required by Law to file with or deliver to any Authority in its jurisdiction of incorporation (including the Registrar of Companies in England and Wales or any applicable overseas equivalent) have been filed or delivered.

4.3
All statutory books and registers required to be maintained by each Group Company under the law of its jurisdiction of incorporation are in the possession or under the control of the Group Company to which they relate and are properly written up in all material respects. No notice has been received or allegation made that any such books or registers are incorrect or should be rectified.

5.	INSOLVENCY

5.1
No receiver or administrative receiver or manager or receiver and manager or trustee or similar person has been appointed over the whole or any part of the assets or undertaking of any Group Company. No administrator has been appointed in respect of any Group Company, nor has any administration order been made in respect of any Group Company and no petition or application for such an order or any notice of appointment of, or of any intention to appoint, an administrator has been threatened, presented, made, served or filed.

5.2
No voluntary arrangement, compromise, composition, scheme of arrangement, standstill agreement, deferral, rescheduling or other readjustment or reorganisation or other arrangement between any Group Company and its creditors (or any class of them) has been proposed or approved by any Group Company other than in the ordinary and usual course of trading.

5.3
No petition has been threatened or presented against any Group Company by any third party and no order has been made, no resolution has been passed and no meeting has been convened for the purpose of winding up any Group Company or for the appointment of a provisional liquidator or special manager to any Group Company.

5.4	No step has been taken with a view to the dissolution or striking-off the register of any Group Company.

5.5	No event or circumstance has occurred or exists in respect of any Group Company analogous to those described in paragraphs 5.1 to 5.4 above.

5.6	No Group Company has stopped paying its debts as and when they fall due.

6.	AGREEMENTS AND CAPITAL COMMITMENTS

6.1	The Company has Disclosed all material liabilities of the Company.

6.2	The Company:

(a)	has no material capital commitments;

(b)
is not party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature or which involves or could involve a material obligation or liability;

(c)
has not become bound and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled) to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date;

(d)	is not a party to any agreement which is or may become terminable as a result of the entry into or completion of this Deed;

(e)
is not a party to any agreement that involves the licence of any Intellectual Property to or from the Company or the grant of rights to manufacture, produce, assemble, license, market, or sell any Group Product to any other person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell any Group Product;

(f)
is not a party to any agreement which involves the grant of any sole or exclusive rights by or to the Company, or restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

(g)
is not a party to any agreement which involves agency or distributorship, partnership, joint venture, consortium, joint development, profit sharing, shareholders or similar arrangements or requires the Company to pay any commission, finders’ fee, royalty or a similar payment;

(h)	has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

(i)	is not in default of any agreement or arrangement to which it is a party and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such default; or

(j)	is not bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding.

6.3
The Company’s agreements are in full force and effect and are binding on the parties to them. No notice of termination of any agreement has been received or served by the Company and there are no grounds for termination, rescission, avoidance, repudiation or a material change in the terms of any such agreement. There are no pending or threatened disputes in relation to any agreement.

6.4
The Company has not been and is not currently a party to any contract or arrangements binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm’s length basis.

7.	BUSINESS PLAN

7.1
The Business Plan has been diligently prepared and the Company believes that, as at the date of this Deed, it represents a realistic plan in relation to the future progress, expansion and development of the Business.

7.2	All factual information contained in the Business Plan was when given and, so far as the Warrantors are aware, is at date of this Deed, true and accurate in all material respects and not misleading.

7.3
The financial forecasts, projections or estimates contained in the Business Plan have been diligently prepared in good faith and, so far as the Warrantors are aware, have not been disproved in the light of any events or circumstances which have arisen subsequent to the preparation of the Business Plan up to the date of this Deed.

8.	ASSETS, DEBTS AND STOCK

8.1	The Company has not granted any security over any part of its undertaking or assets.

8.2
The assets and rights owned by, leased or licensed to the Company, together with any assets held under a finance lease, hire purchase agreement, rental agreement or credit sale agreement, comprise materially all of the assets and rights necessary for the Company to operate its business, as carried on at the date of this Deed, and to fulfil all of its existing agreements and material commitments.

8.3
All assets used by and all debts due to the Company or which have otherwise been represented by the Company as being its property or due to it or used or held for the purposes of its business are at the date of this Deed its absolute property and none is the subject of any Encumbrance (save in respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire‑purchase, retention of title, conditional sale or credit sale agreement and, so far as the Warrantors are aware, there are no material debts owing to the Company which are unlikely to be realised for their full value, subject to the Company’s ordinary course allowance for doubtful accounts.

8.4	The present stock and work‑in‑progress of the Company is in good condition and is (or will be once completed) capable of being sold profitably.

8.5	Each asset needed for the proper conduct of the Business is in good repair and working order (fair wear and tear excepted).

9.	BORROWINGS AND FACILITIES

Full details of all limits on the Company’s bank overdraft facilities and all borrowings of the Company are set out in the Disclosure Letter and the Company is not in breach of any of the terms of any such agreement and none of such facilities or terms of borrowing will be terminated as a result of the entry into of this Deed.

10.	ACCOUNTS

10.1
The Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding financial years, and give a true and fair view of the state of affairs of the Company at the accounts date and of the profits and losses for the period concerned.

10.2
The Management Accounts of the Company have been prepared in accordance with good accounting practice on a basis consistent with past practice, reasonably reflect the financial affairs of the Company at the date to which they have been prepared and are not inaccurate or misleading in any material respect.

11.	EVENTS SINCE THE MANAGEMENT ACCOUNTS DATE

11.1	Since the Management Accounts Date:

(a)	the Company’s business has been carried on in the ordinary course and so as to maintain the same as a going concern;

(b)	there has been no material adverse change or material deterioration in the financial or trading position or prospects of the Company’s business and no such change is expected;

(c)
the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other than in the ordinary course of the business carried on by it) or assumed or acquired any material liability (including a contingent liability);

(d)
no dividend or other distribution (as defined by sections 1000, 1064 and 455, 459, and 460 of the CTA 2010) has been declared, made or paid by the Company to its members nor has the Company repaid any loan capital or other debenture;

(e)
no change has been made (or agreed to be made) in the emoluments or other terms of employment of any directors of the Company nor has the Company paid any bonus or special remuneration to any the Company’s directors;

(f)	the Company has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

(g)
no employee at management grade or in a senior capacity has been dismissed or made redundant nor has the Company taken or omitted to take any action which would entitle any such employee to claim that they have been constructively dismissed; and

(h)	the Company has not incurred any material liabilities or obligations, contingent or otherwise, other than:

(i)	liabilities and obligations incurred in the ordinary course of business since the Management Accounts Date; or

(ii)
liabilities and obligations that would not be required under accounting principles, standards and practices which are generally accepted in the United Kingdom to be disclosed on a balance sheet of the Company if one were prepared as of the date of this Deed; and

(i)
there are no existing or pending legal action, proceeding or arbitration which is either in progress or is threatened or any judgement or ruling against the Company which affects (or may affect) the Business of the Company or any part of it.

12.	TAXATION

12.1
The Company has duly and punctually made all Tax Returns and given or delivered all notices, accounts and information in respect of Tax which ought to have been made within the last four years and is not and has not been involved in any dispute within the last four years with any Tax Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxation and the Warrantors are not aware of any matter which, so far as they are aware, may lead to such dispute.

12.2
The Company has, within the last four years, duly paid or fully provided for all Taxation for which it is liable to have paid and so far as the Warrantors are aware, there are no circumstances in which interest or penalties in respect of Taxation not duly paid could be charged against it in respect of any period prior to Completion.

12.3
All Taxation due in respect of payments made by the Company to any person, which ought to have been made under deduction or withholding of Taxation within the last four years, has been properly deducted or withheld and accounted for to the appropriate Tax Authority from all such payments made.

12.4	No directors, officers or employees of the Company have received any securities, interests in securities or securities options in the Company as defined in Part 7 of ITEPA.

12.5
All directors, officers and employees of the Company who have received any securities or interests in securities falling within Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the Company under section 431(1) of ITEPA within the statutory time limit and details of any such directors, officers and employees and the elections entered into are provided in the Disclosure Letter.

12.6
All acquisitions or disposals of assets by the Company and all supplies of services by and to the Company within the last four years have occurred at arm’s length and for a consideration at market value.

12.7
The Company is, and always has been, resident only in its jurisdiction of incorporation for Taxation purposes and the Company is not and has not been subject to Taxation in any jurisdiction other than its jurisdiction of incorporation. The Company does not have, and has not in the past had, a branch or permanent establishment in a jurisdiction other than its jurisdiction of incorporation.

12.8	The Company has not, within the last four years, entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or any other person avoiding Taxation.

12.9	The Company has never filed IRS Form 8832 (or any IRS successor form) with the United States Internal Revenue Service (the “IRS”) electing an “entity classification” for United States tax purposes.

12.10	The Company is not treated as a fiscally transparent entity, in its jurisdiction of tax residence.

12.11	The Company has never filed United States federal income tax returns or state tax returns in any state in the United States.

12.12	Any current or former Group Company that was formed in any state in the United States was formed by the Company and has, at all times, been directly or indirectly wholly-owned by the Company.

12.13	The Company has never filed an election with the IRS electing to become subject to United States tax.

13.	CONTRACTS WITH CONNECTED PERSONS

13.1
There are no loans made by the Company to any of its directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by the Company to any of their respective directors or shareholders and/or any person connected with them as aforesaid.

13.2
There are no existing contracts or arrangements to which the Company is a party and in which any of their respective directors or shareholders and/or any person connected with any of them is interested.

13.3
There are no agreements between: (i) the Founders; (ii) so far as the Warrantors are aware, any of the Shareholders in relation to the Company; or (iii) any of the Founders and the Company, other than this Deed and the SSA.

14.	INTELLECTUAL PROPERTY

For the purposes of this paragraph 13.3:

“Business IP” means all Intellectual Property which has in the last two years been used or intended to be used in, or in connection with, the business of the Company;

“Cloud Infrastructure” means any information technology services and/or systems provided to or accessed by the Company over the internet which are necessary for the Company to conduct its business;

“Computer Data” means the computer-readable information or data controlled or used by the Company and stored in electronic form;

“Computer Hardware” means the computer hardware, firmware, equipment and ancillary equipment (other than the Computer Software and Computer Data) owned or used by the Company;

“Computer Software” means the computer programs owned by or licensed to the Company;

“Computer System” means the Computer Hardware, Computer Data and Computer Software, but in each case excluding the Cloud Infrastructure;

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software, which Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License; and

“Owned Business IP” means all Business IP owned by the Company or which the Company purports to own.

14.1	The Intellectual Property listed in the Disclosure Letter is a complete and accurate list of:

(a)	all of the registrable Intellectual Property owned (or applied for) by each Group Company; and

(b)	the material unregistrable Intellectual Property owned by each Group Company.

14.2
The Group Companies have taken all reasonable steps necessary or reasonably desirable (given the stage and resources of the Group) for the fullest protection of all Owned Business IP and no Group Company has granted any rights to third parties in relation to any Owned Business IP, other than rights granted in respect of commercially available software products under standard end‑user object code license agreements.

14.3	So far as the Warrantors are aware, the operations of the Group and any products or services supplied by the Group do not use or infringe the Intellectual Property rights of any person.

14.4
The Business IP comprises all rights and interests in Intellectual Property necessary for the carrying on of the business of the Group in the manner and to the extent to which it is presently conducted or which are likely to be material to business of the Group in order for it to carry on the business in the manner contemplated in the Business Plan.

14.5	All Business IP:

(a)	is (or in the case of applications will be, subject to the same being granted) legally and beneficially vested exclusively in a Group Company free from Encumbrances;

(b)
is licensed to a Group Company by third parties by way of a written agreement and/or licence which enables the Group Company to use the Intellectual Property as it requires in the ordinary course of its business; or

(c)	is readily available for licence on commercially reasonable terms.

14.6
Each employee, worker and consultant of the Group has entered into agreements with a Group Company which assign to the Group Company the ownership of any and all Intellectual Property created by the employee, worker or consultant in the course of and during the term of the employee’s employment or the worker or consultant’s engagement with the Group Company and require the employee, worker or consultant to assign the ownership of all such Intellectual Property to the Group Company in so far as ownership of such Intellectual Property is not already vested in a Group Company.

14.7	All Owned Business IP which is registered in the name of a Group Company, or in respect of which a Group Company has made application for registration, is:

(a)	legally and beneficially vested in a Group Company; and

(b)	so far as the Warrantors are aware, valid and enforceable and not subject to any claims of opposition from any third party.

14.8
All renewal fees in respect of any Owned Business IP registered or applied for in the name of each Group Company have been duly paid, and all other steps required for the maintenance and protection of such Owned Business IP have been taken, in any jurisdiction in which it is registered.

14.9	So far as the Warrantors are aware:

(a)
nothing has been done or omitted to be done by any person whereby any Business IP has ceased or might cease to be valid and enforceable or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any Business IP; and

(b)	no person other than a Group Company has registered or applied to register in any country any Owned Business IP.

14.10	No Owned Business IP is:

(a)	so far as the Warrantors are aware, being (or has been) infringed, opposed, misappropriated or used without permission by any other person; or

(b)	so far as the Warrantors are aware, subject to any Encumbrance, licence, estoppel or authority or similar right in favour of any other person, except as set out in the Disclosure Letter,

and no written claims have been received by a Group Company which might be material to the truth and accuracy of any of the above.

14.11	So far as the Warrantors are aware, no moral rights have been asserted which would affect the use of any Owned Business IP.

14.12
All material licences, agreements and arrangements relating to the Business IP entered into by each Group Company in respect of which a Group Company is a licensor, a licensee or otherwise a party have been entered into in the ordinary course of business, are in full force and effect and no notice has been given on either side to terminate any of them; and, so far as the Warrantors are aware, the obligations of all parties under each of the same have been materially complied with and no disputes exist in respect of any of them.

14.13
So far as the Warrantors are aware, neither entering into nor compliance with this Deed, is likely to result in a breach of, or give any third party a right to terminate or vary any material licence or other material agreement in respect of any Business IP.

14.14
No Group Company has misused or knowingly disclosed or permitted to be misused or disclosed to any person (other than disclosure to the Sellers and to their agents, employees or professional advisers) any of the Group’s know‑how, trade secrets, confidential information or lists of customers or suppliers, except properly and in the ordinary course of business, and on the basis that such disclosure is to be treated as confidential.

14.15	So far as the Warrantors are aware, none of the Group’s know‑how, trade secrets, confidential information or lists of customers or suppliers has been subject to unauthorised access by a third party.

14.16
So far as the Warrantors are aware, there are no third party claims that any domain name registered by any Group Company is in infringement of a third party’s domain name or other Intellectual Property rights.

14.17	Each Group Company is in possession of the source code to any software in which they own the copyright and, so far as the Warrantors are aware, no third party has a copy of that source code.

14.18	No Group Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that:

(a)	impose a requirement or condition that any Group Product or part thereof:

(i)	be disclosed or distributed in source code form;

(ii)	be licensed for the purpose of making modifications or derivative works; or

(iii)	be redistributable at no charge; or

(b)	otherwise impose any other material limitation, restriction, or condition on the right or ability of any Group Company to use or distribute any Group Product or to enforce Intellectual Property.

14.19	Other than Off-the-Shelf Software, the Group owns the Computer System free from Encumbrances.

14.20
The Group has in place adequate back-up, maintenance, support, disaster recovery and other systems and procedures (details of which have been provided to the Buyer) to enable its business to continue without material adverse change in the event of a failure of the Computer System.

14.21	During the three years prior to the date of this Deed, the Computer System has not:

(a)	failed to function in any way that has had a material adverse effect, including in a manner which is materially defective or involves the suffering of significant or repeated disruption of use;

(b)	been infected by any software virus;

(c)	suffered any significant security breaches (including data breaches or related information security incidents); or

(d)	been accessed by any unauthorised person, as far as the Warrantors are aware.

14.22	The Cloud Infrastructure:

(a)	is provided to the Group by a reputable provider of the relevant services on generally available commercial terms;

(b)	has not suffered any material outages, material periods of unscheduled downtime or other material periods of unavailability; and

(c)
has not, so far as the Warrantors are aware, been affected by any breach or compromise in security or any incident where a Group Company’s data has been lost, destroyed, degraded, corrupted, accessed, transferred, processed or disclosed accidentally or in an unauthorised or unlawful way.

14.23
Together, the Computer System and the Cloud Infrastructure comprise all computer hardware, firmware, and software (including source code and object code) which are necessary to enable the Group to carry on its business.

15.	EMPLOYMENT

15.1	A list of the jurisdictions in which the Company’s employees, workers and consultants are (so far as the Warrantors are aware) ordinarily resident is Disclosed.

15.2
The Company does not owe any amount to, nor does it have any outstanding obligations in respect of, any of its present or former directors, employees, or shareholders other than remuneration accrued during the month in which this Deed has been entered into.

15.3
Save as Disclosed, there is not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus, or other incentive arrangements for or affecting any employees or former employees.

15.4
There are no agreements or arrangements in relation to which the Company has incurred, will incur or could incur any liability or responsibility for or in relation to the provision of any pensions, allowances, lump sums gratuities or other like benefits on redundancy, retirement, withdrawal from service or on death or during periods of sickness or disablement or accident for or in respect of any director, or former director or employee or former employee of the Company or any person who has at any time agreed to provide services to the Company or any dependents of any such persons and no proposals or announcements have been made about the introduction, continuance, variation of, or payment of any contribution towards any such agreements or arrangements.

15.5
There are no agreements or other arrangements (binding or otherwise) or outstanding or anticipated claims or disputes between the Company and any trade union or other body representing all or any of the employees of the Company.

15.6
The engagement of each employee, worker and consultant of the Company may be terminated by not more than 12 weeks’ notice in the United Kingdom or not more than the applicable statutory minimum notice period elsewhere given at any time without liability for any payment, compensation or damages. No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or of any contract for services of any present or former director, employee, worker or consultant of the Company.

15.7
No notice to terminate the contract of any employee, worker or consultant of the Company (whether given by the Company or by the employee, worker or consultant) is pending, outstanding or has been threatened in writing.

15.8	No person has been or is employed as an employee or engaged as a worker or consultant by the Company in breach of any applicable immigration law.

15.9	The Company has obtained legal advice on the appropriate classification of its employees, workers and consultants and has at all times acted in accordance with such advice.

15.10	There are no outstanding or ongoing:

(a)
proceedings or live disciplinary warnings in place whether or not brought under the Company’s grievance and disciplinary policy in relation to any of the Company’s directors, employees, workers or consultants;

(b)
actual or pending allegations, complaints or claims of workplace misconduct (including bullying, harassment, sexual harassment, theft, fraud) received or made by the Company concerning any of its directors, employees, workers or consultants; or

(c)	grievances, complaints, disputes, claims or legal proceedings brought or threatened in writing against the Company by any person currently or previously employed or engaged by the Company,

and there are no current facts or circumstances which, so far as the Warrantors are aware, could lead to any of the above.

15.11
So far as the Warrantors are aware, the Company has at all times complied with its obligations under all applicable pensions laws and regulations and the documentation governing any pension schemes to which it contributes and/or participates.

16.	DATA PROTECTION

16.1
In respect of any personal data processed by the Company, so far as the Warrantors are aware, the Company is currently in compliance with the Data Protection Legislation in all material respects. In particular, the Company:

(a)
has provided data subjects with appropriate privacy notices explaining its processing activities as required under the Data Protection Legislation and ensures that it processes personal data in a manner consistent with those notices;

(b)
has a lawful basis for processing the personal data and if consent is being relied on, it ensures that such consent is freely given, specific, informed and clear and that the data subject has the ability to easily withdraw their consent in accordance with the Data Protection Legislation;

(c)	has maintained records of all its personal data processing activities as required by the Data Protection Legislation;

(d)
has implemented (and procured that any parties to which it transfers the personal data have implemented) appropriate measures to ensure the security of the personal data and to protect it from unauthorised or unlawful processing or accidental loss, destruction or damage (including the implementation of a security breach and disaster recovery plan made in accordance with good industry practice);

(e)	has appointed a data protection officer, where required under Data Protection Legislation, and notified such appointment to the Information Commissioner’s Office;

(f)
has in place appropriate measures to comply with any data subject requests submitted to it and has complied with and responded to all such requests within the time frame stipulated in the Data Protection Legislation;

(g)
does not send unsolicited electronic marketing messages other than in accordance with the Data Protection Legislation and all other applicable codes of practice including obtaining any necessary consents;

(h)
does not (and procures that any parties to which it transfers the personal data do not) transfer personal data outside of the European Economic Area or the United Kingdom other than as permitted under the Data Protection Legislation; and

(i)	has paid the data protection fee to the Information Commissioner, where required under the Data Protection Legislation.

16.2	With respect to Data Protection Legislation:

(a)
the Company has not received or is aware of a fact or circumstance that may lead to any complaint, notice, request, communication, claim, enforcement action (including any fine or other sanction), investigation or other correspondence from any supervisory authority, data subjects, or any other person, relating to a breach or alleged breach of applicable Data Protection Legislation; and

(b)
so far as the Warrantors are aware, there has not been any accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any personal data processed by or on behalf of the Company (“personal data breach”) which is not fully described in the Company’s record of personal data breaches, maintained in accordance with Data Protection Legislation which is available on request to the Buyer.

16.3
For the purpose of this paragraph 16, the terms “personal data”, “data subject”, “processing”, “controller”, “processor”, “personal data breach” and “supervisory authority” have the meanings given to them in the GDPR.

17.	RECORDS AND REGISTERS

17.1
The statutory books, registers and minute books of the Company are duly written up and maintained in accordance with all legal requirements applicable thereto and contain accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control.

17.2	The Company is not aware of any outstanding matter required to be entered in any of its statutory books, registers or minute books which has not been so entered at the date of this Deed.

17.3
All accounts, documents and returns required to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made. There has been no notice of any proceedings to rectify the register of members of the Company or the Company’s PSC register and, so far as the Warrantors are aware, there are no circumstances which might lead to any application for rectification of the register of members or the PSC register, in each case, which would lead to a successful application for rectification.

17.4
The Company has not made (or withdrawn) an election to keep information in its register of members, PSC register, register of directors, register of directors’ residential addresses or register of secretaries on the central register at Companies House.

17.5	The Company has not issued any warning notice or restrictions notice under Schedule 1B of the Act.

18.	PROPERTIES

18.1	Other than the Properties, no Group Company has any interest in any real property.

18.2
Schedule 7 sets out the following details in respect of any real property that each Group Company leases or licenses: (a) the name of the lessor or licensor; (b) the title and date of the lease agreement or license; (c) the postal address of the property; and (d) the monthly rent or licence fee.

18.3
Each Group Company is in material compliance with all leases and licences in respect of the Properties and holds a valid leasehold interest or licence (as applicable) free of any Encumbrances other than those of the lessors of such properties.

18.4
There are no outstanding liabilities (actual, anticipated or contingent) in relation to any of the Properties (including outstanding rent reviews and future duties to reinstate alterations) or in relation to any property formerly owned or occupied by any Group Company.

19.	INSURANCE

The Disclosure Letter contains accurate details of all insurance policies held by the Company. In respect of such policies:

(a)	all premiums have been duly paid to date;

(b)
all such policies are in full force and effect and are not voidable on account of any act, omission or non‑disclosure on the part of the insured party nor could they be declared null and void or as a consequence of which any claim might be rejected;

(c)
such policies cover the Company’s business and assets against all risks which would normally be insured against by companies carrying on a similar business to the Company and/or having similar assets; and

(d)	there are no circumstances which would or might give rise to any claim and no insurance claim is outstanding.

20.	LITIGATION

20.1
Neither the Company nor, so far as the Warrantors are aware, any person for whose acts and defaults the Company may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or, so far as the Warrantors are aware, is pending or is being prosecuted for any criminal offence and no governmental, regulatory or official investigation or inquiry concerning the Company is threatened or in progress or so far as the Warrantors are aware pending.

20.2	So far as the Warrantors are aware, there are no circumstances likely to lead to any such claim or legal action, proceeding or arbitration, prosecution, investigation or inquiry.

20.3
Neither the Company nor, so far as the Warrantors are aware, any person acting for or on behalf of the Company is being prosecuted for an offence, nor, so far as the Warrantors are aware, are they or have they been the subject of any investigation, or inquiry by, or on behalf of, any governmental, administrative or regulatory authority, in respect of any offence or alleged offence, under the Bribery Act 2010 or under applicable anti‑corruption laws or regulations of any other jurisdiction, and so far as the Warrantors are aware, there are no circumstances likely to give rise to any such prosecution, investigation or inquiry.

21.	PRIOR SHAREHOLDERS’ AGREEMENTS

21.1	The Company has no outstanding liabilities under or in respect of any agreement between the Company and its shareholders.

21.2
No claims have been brought against the Company under or in respect of any agreement between the Company and its shareholders and, so far as the Company is aware, no facts, matters or circumstances exist that are reasonably likely to give rise to any such claims.

22.	STATUTORY AND LEGAL REQUIREMENTS

22.1
All statutory, governmental, court, regulatory and other requirements applicable to the carrying on the business of the Company, the formation, continuance in existence, creation and issue of securities, management or operation of the Company have been complied with, and all permits, authorities, licenses, registrations, certifications and consents (“Permits”) required for the Company to conduct its business have been obtained, are valid and subsisting and all conditions applicable thereto have been complied with.

22.2
No proceeding is pending, or so far as the Warrantors are aware, threatened, regarding the revocation, suspension, modification, cancellation or non-renewal of any Permits or any Group Company’s compliance with the conditions applicable to any Permit. No notice has been received by any Group Company which indicates that any Permits are likely to be revoked, suspended, altered, or cancelled or not renewed on the same or similar terms, in whole or in part in the ordinary course of events (whether as a result of the Transaction or otherwise) and, so far as the Warrantors are aware, there are no circumstances which might lead to the revocation, suspension, alteration, non-renewal or cancellation of any such Permits, nor is there any agreement which materially restricts the fields within which the Company may carry on its Business.

22.3
There has been no clinical hold, termination or suspension of any clinical trial, market withdrawal, recall or corrective action in respect of any of the Group’s products or any material deficiencies, shortcomings or critical findings resulting from any Authority, customer or other inspection or audit of any Group Company, the Properties or any activities of the Business and, so far as the Warrantors are aware, there are no circumstances otherwise existing which could lead to any of the foregoing.

22.4
No Group Company has received any notice from an Authority or any customer, patient or any other person alleging any defect, lack of safety, efficacy or regulatory compliance or any other quality or safety issues with respect to any product (each a “Safety Notice”) and so far as the Warrantors are aware, there are no circumstances otherwise existing which could lead to such Safety Notice.

22.5
There have been no product liability claims by any person against any Group Company with respect to any product and, so far as the Warrantors are aware, there are no circumstances otherwise existing which could lead to any such product liability claim.

22.6
The Data Room includes: (a) copies of all material complaints, warning letters, notices of alleged defect or adverse reaction and Safety Notices with respect to each of the Group’s products that have been issued or received in writing by any Group Company; (b) details of any, inspections, audits, investigations, enquiries or notifications from any Authority or other person with respect to the Group’s products; (c) details of all clinical and post-marketing studies conducted by or on behalf of our sponsored by a Group Company and, so far as the Warrantors are aware, no such studies or tests have been or are required by any Authority in relation to the Business or any product; and (d) all material information available to any Group Company concerning the safety, efficacy, side effects or toxicity of any product.

22.7
No Group Company is a party to, and no Group Company has, any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders or similar requirements with or imposed by any Authority.

23.	NATIONAL SECURITY LEGISLATION

23.1
So far as the Warrantors are aware, having taken legal advice, the business of the Company as at the date of this Deed, does not fall within the scope of any of the 17 sectors set out in The National Security and Investment Act 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021.

23.2
The Company does not have operations in the US or, to the extent the Company has operations in the US, so far as the Warrantors are aware, having taken legal advice, it is not a “TID U.S. Business” as defined in the 31 CFR 800.248.

23.3
The Company does not: (i) produce, design, test, manufacture, fabricate, or develop any “critical technologies,” as that term is defined in 31 C.F.R. § 800.215; (ii) perform any of the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure,” as defined in 31 C.F.R. § 800.212; or (iii) maintain or collect, directly or indirectly, “sensitive personal data,” as defined in 31 C.F.R. § 800.241, of U.S. citizens.

24.	SANCTIONS

24.1
Neither the Company nor, so far as the Warrantors are aware, any of the Company’s directors, officers or employees is or has, in relation to the Business, in the period of two years prior to the date of this Deed been engaged or involved in, or otherwise subject to, any of the following matters (the “Sanctions Proceedings”):

(a)	any litigation, arbitration, settlement or other proceedings (including alternative dispute resolution, criminal and administrative proceedings) in any jurisdiction; or

(b)	any investigation, inquiry, enforcement action (including the imposition of fines or penalties) by any governmental, administrative, regulatory or similar body or authority in any jurisdiction,

in each case relating to, or in connection with, any actual or alleged contravention of applicable Sanctions.

24.2
So far as the Warrantors are aware, no Sanctions Proceedings have been threatened or are pending against the Company or the Company’s directors, officers or employees and so far as the Warrantors are aware, there are no circumstances likely to give rise to any such Sanctions Proceedings.

24.3	Neither the Company nor, so far as the Warrantors are aware, any of the Company’s directors, officers, or employees is:

(a)	a Sanctions Target; or

(b)	engaging, or has engaged, in any conduct, operations, transactions or dealings that could reasonably be expected to result in it becoming a Sanctions Target.

24.4
Neither the Company nor, so far as the Warrantors are aware, any of the Company’s directors, officers or employees, has conducted or engaged, or is currently conducting or engaging, (in each case directly or indirectly) in any operations, activities, transactions or dealings with, or for the benefit of, a Sanctions Target.

25.	BRIBERY, CORRUPTION AND EXPORT CONTROLS

25.1
No Group Company nor any of their respective directors, officers, employees, agents, representatives or any other person acting on a Group Company’s behalf is engaged (in such capacity) in any conduct, activity or omission which would constitute non-compliance with or an offence under any Anticorruption Law.

25.2
In the three years prior to the date of this Deed no Group Company has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Authority or similar agency with respect to any alleged or suspected conduct, activity or omission arising under or relating to any non-compliance with or offence under any Anticorruption Law.

25.3
The Group has instituted and maintains adequate policies and procedures which are reasonably designed to promote and achieve material compliance with Anticorruption Laws and Sanctions Laws, including by preventing any persons who perform services for or on behalf of the Group from bribing another person (within the meaning given in s.7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business of the Group.

25.4
The Group has instituted and maintained an anonymous reporting facility or whistle-blowing hotline, pursuant to which any suspected, alleged or actual breaches of any applicable Laws (including without limitation any Sanctions Laws or Anticorruption Laws) can be reported, and no breaches of any applicable Laws have been identified as a result of such reports.

SCHEDULE 6

LIMITATIONS ON LIABILITY

Part 1

1.	LIMITS ON SELLER LIABILITY

1.1
The limitations set out in this Part 1 of Schedule 6 shall not apply to any Claim which is the consequence of fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of the Warrantors or Sellers (as applicable).

1.2
The maximum aggregate liability of each Seller for all Seller Warranty Claims shall not exceed an amount equal to, in respect of each Seller, 100% of the Consideration actually received by such Seller.

1.3	The maximum aggregate liability of each Warrantor:

(a)
for all Business Warranty Claims (excluding Fundamental Warranty Claims) and Tax Claims shall not exceed an amount equal to, in respect of each Warrantor, 10% of the Consideration actually received by such Warrantor; and

(b)	for all Fundamental Warranty Claims, shall not exceed an amount equal to, in respect of each Warrantor, 100% of the Consideration actually received by such Warrantor.

1.4
Subject to any limitation under applicable Law, each Warrantor may settle any Claim by transferring fully paid-up Consideration Shares to the Buyer for no consideration, and the Buyer shall acquire such paid-up Consideration Shares from the respective Warrantor for no consideration (verkrijging om niet). The number of Consideration Shares to be transferred to the Buyer to settle the Claim, shall be determined by dividing the amount of the Claim by the higher of (i) the price per Consideration Share as at 4pm (Eastern Time) on Nasdaq as reported by Bloomberg or another reputable source selected by the Buyer on the date of Completion and (ii) the 20-day VWAP of the Buyer’s publicly traded shares as at the date of the adjudication or settlement of such Claim, in each case rounding down any fractional entitlement to the nearest whole Consideration Share. To the extent applicable Law prevents the settlement of any Claim pursuant to this paragraph 1.4 in whole or in part, the relevant Warrantor shall settle such Claim (or the relevant part thereof) in cash.

1.5
No Seller or Warrantor shall be liable in respect of any single Claim or any series of Claims which arise from the same or substantially the same facts, matters, circumstances or events unless the amount of the liability pursuant to such Claim or series of Claims would exceed $50,000.

1.6
No Seller shall be liable in respect of any Claim in respect of a Seller Warranty unless the Buyer has given notice in writing of such Claim to such Seller within the period of two years beginning with the Completion Date.

1.7	No Warrantor shall be liable in respect of any Claim unless the Buyer has given notice in writing of such Claim to such Warrantor:

(a)	in the case of a Fundamental Warranty Claim, within the period of seven years beginning with the Completion Date;

(b)	in the case of a Safety Warranty Claim, within the period of 18 months beginning with the Completion Date; and

(c)	in the case of a Business Warranty Claim (excluding Safety Warranty Claims and Fundamental Warranty Claims) or Tax Claim, prior to the Completion Date.

1.8
If the Buyer becomes aware that any claim has been made against the Company by a third party after Completion (a “Third Party Claim”) that is likely to result in the Buyer being entitled to make a claim against the Warrantors:

(a)	the Buyer shall give notice of the Third Party Claim to the Warrantors as soon as reasonably practicable and in any event within 5 Business Days of the Buyer becoming aware of such a claim;

(b)	the Buyer shall inform the Warrantors of all material developments in relation to any Third Party Claim notified in accordance with sub-clause (a);

(c)	the Buyer shall cause the Company to consult as fully as is reasonably practicable with the Warrantors as regards the conduct of any proceedings arising out of that Third Party Claim; and

(d)
if requested by the Warrantors, the Buyer shall cause the Company to take any action that the Warrantors shall reasonably request to avoid, resist or compromise the Third Party Claim (other than any Third Party Claim the defence of which may materially adversely affect the goodwill of the business of the relevant member of the Buyer Group or any Third Party Claim that seeks or in respect of which there has been granted injunctive relief).

1.9	No Warrantor shall be liable in respect of any Claim:

(a)	(other than any Claim made in respect of the Warranty Condition) if and to the extent that the fact, matter, event or circumstance giving rise to such Claim:

(i)	is Disclosed in the Disclosure Letter; or

(ii)	in respect of a Claim for a breach of Clause 13.3(b) only, arises after the date of this Deed and is Disclosed in the Completion Disclosure Letter,

(b)	that would not have arisen (or the amount of the Claim would not have been increased) but for:

(i)
any act, event, or omission compelled by a change in legislation made after the date of this Deed or a change in the interpretation of applicable Law after the date of this Deed (whether or not that change purports to be effective retrospectively in whole or in part); or

(ii)	if that Claim would not have arisen (or the amount of the claim would not have been increased) but for any judgment delivered after the date of this Deed,

(c)	to the extent that the Claim would not have arisen but for:

(i)
an act (other than an act carried out under a legally binding obligation created on or before Completion) of the Company (or any member of the Buyer Group carrying on the business of the Company in succession to the Buyer Group) outside the ordinary and usual course of business in circumstances that, when the action was taken, the relevant member of the Buyer Group was aware that the action would entitle the Buyer to bring a claim against the Warrantors and there was available to the relevant member of the Buyer Group at no additional cost, a reasonable alternative course of action that would not have entitled the Buyer to bring a claim against the Warrantors;

(ii)	any breach by the Buyer of its obligations under this Deed;

(iii)	any voluntary act or omission carried out by any Seller on or before Completion at the written request of, or with the express written consent of, the Buyer; or

(iv)
any change in the accounting policies or practices applied in preparing any accounts or valuing any assets or liabilities of any Group Company which is instigated after Completion (save to the extent such change is made to enable the Group Company to comply with any legal or regulatory requirements and/or to conform with relevant generally accepted accounting practices from time to time), to the extent that the Claim is based upon a liability that is contingent only or is otherwise not capable of being quantified unless and until that liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, without prejudice to the right of the Buyer to give notice of the relevant Claim to the Sellers notwithstanding that the liability may not have become an actual and quantifiable liability. The fact that the liability may not have become an actual and quantifiable liability within the time limits provided in paragraph 1.7 shall not exonerate the Sellers in respect of any Claim properly notified within such time limits; or

(d)
to the extent that the relevant loss or damage in relation to such Claim is actually recovered under any policy of insurance in force for the benefit of any member of the Buyer Group (after deducting: (i) any Tax payable in respect of the sum recovered; and (ii) any costs and expenses incurred by any member of the Buyer Group in making such recovery (including the cost of any increase in the premium under the relevant insurance policy)).

1.10	The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.

1.11
In assessing the amount of the Buyer's loss in relation to any claim under or in connection with this Deed, the value of the Company shall not be taken as exceeding the purchase price payable for the Shares.

1.12	The Warrantors shall not be liable under or in connection with this Deed for any loss of profit or loss of management time or for any indirect or consequential loss of any kind.

Part 2

2.	LIMITS ON BUYER LIABILITY

2.1
The limitations set out in this Part 2 of Schedule 6 shall not apply to any Buyer Warranty Claim which is the consequence of fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of the Buyer.

2.2	The maximum aggregate liability in respect of all Buyer Warranty Claims shall not exceed the value of the Consideration.

2.3
The Buyer shall not be liable in respect of any single Buyer Warranty Claim or any series of Buyer Warranty Claims which arise from the same or substantially the same facts, matters, circumstances or events unless the amount of the liability pursuant to such Buyer Warranty Claim or series of Buyer Warranty Claims would exceed $50,000.

2.4
The Buyer shall not be liable in respect of any single Buyer Warranty Claim unless the aggregate amount of the liability of the Buyer for all Buyer Warranty Claims (other than Buyer Warranty Claims excluded by paragraph 2.3 or any other sub-paragraph of this paragraph 2) would exceed $100,000, in which case the Buyer shall be liable for the entire amount of such Buyer Warranty Claim and not merely the excess.

2.5	The Buyer shall not be liable in respect of any Buyer Warranty Claim unless the Seller Representative has given notice in writing of such Claim to the Buyer:

(a)	in the case of a Buyer Fundamental Warranty Claim, within the period of two years beginning with the Completion Date; and

(b)	in the case of a Buyer Business Warranty Claim, prior to the Completion Date.

2.6	The Buyer shall not be liable in respect of any Claim:

(a)	that would not have arisen (or the amount of the Claim would not have been increased) but for:

(i)
any act, event, or omission compelled by a change in legislation made after the date of this Deed or a change in the interpretation of applicable Law after the date of this Deed (whether or not that change purports to be effective retrospectively in whole or in part); or

(ii)	if that Claim would not have arisen (or the amount of the claim would not have been increased) but for any judgment delivered after the date of this Deed,

(b)	to the extent that the Claim would not have arisen but for:

(i)
an act (other than an act carried out under a legally binding obligation created on or before Completion) of the Buyer outside the ordinary and usual course of business in circumstances that, when the action was taken, the relevant Seller was aware that the action would entitle that Seller to bring a claim against the Buyer and there was available to the relevant Seller at no additional cost, a reasonable alternative course of action that would not have entitled the Seller to bring a claim against the Buyer;

(ii)	any breach by any Seller of their obligations under this Deed; or

(iii)	any voluntary act or omission carried out by the Buyer on or before Completion at the written request of, or with the express written consent of, a Seller;

(c)
any change in the accounting policies or practices applied in preparing any accounts or valuing any assets or liabilities of the Buyer which is instigated after Completion (save to the extent such change is made to enable the Buyer to comply with any legal or regulatory requirements and/or to conform with relevant generally accepted accounting practices from time to time); or

(d)
to the extent that the Claim is based upon a liability that is contingent only or is otherwise not capable of being quantified unless and until that liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, without prejudice to the right of the Sellers to give notice of the relevant Claim to the Buyer notwithstanding that the liability may not have become an actual and quantifiable liability. The fact that the liability may not have become an actual and quantifiable liability within the time limits provided in paragraph 2.5 shall not exonerate the Buyer in respect of any Claim properly notified within such time limits.

2.7	No Seller shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.

2.8	The Buyer shall not be liable under or in connection with this Deed for any loss of profit or loss of management time or for any indirect or consequential loss of any kind.

2.9
No Claim shall be brought by any Seller against the Buyer without the prior written consent of (i) Sellers representing more than 50% of the Shares immediately prior to Completion and (ii) the Seller Representative.

SCHEDULE 7

[PROPERTIES]

SCHEDULE 8

[DEED OF ADHERENCE]

SCHEDULE 9

LOCK-UP PROVISIONS IN RESPECT OF CONSIDERATION SHARES AND REPLACEMENT AWARDS

1.1
Each Seller and Vested and In the Money Optionholder shall be subject to, in respect of itself and the Consideration Shares and/or Replacement Awards that will be issued to it at Completion, the provisions set out in this Schedule 9. The term “affiliate” in this Schedule 9 shall have the meaning set forth in Rule 405 under the Securities Act.

1.2
Each Seller and Vested and In the Money Optionholder (“Lock-Up Participant”) understands and acknowledges that, pursuant to this Deed, it will acquire Buyer Shares and/or awards over Buyer Shares. In consideration for the Buyer’s agreement to issue Buyer Shares and/or awards over Buyer Shares to such Seller (the “Issue”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Lock-Up Participant hereby irrevocably agrees with the Buyer that, without the prior written consent of the Buyer, such Lock-Up Participant will not, directly or indirectly (and will cause any direct or indirect affiliate of such Lock-Up Participant not to), and subject to the Lock-Up Run-Off Period, during the period commencing on the execution of this Deed and terminating on the date that is the later of (a) sixty (60) days following the public announcement of the results of the  Phase 2b Clinical Trial in respect of BPL-003, (b) Completion or (c) the date upon which this Deed is terminated (with such period being the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any Buyer Shares or securities convertible into or exchangeable or exercisable for any Buyer Shares (including, without limitation, Buyer Shares that may be deemed to be beneficially owned by such Lock-Up Participant in accordance with the rules and regulations of the SEC, securities which may be issued upon exercise of a stock option or warrant and any Buyer Shares, options, warrants or securities now owned or hereafter acquired by such Lock-Up Participant (collectively, the “Lock-Up Securities”)), (2) enter into any swap, hedge, option, derivative or other arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended to, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition (whether by a Lock-Up Participant or someone other than a Lock-Up Participant) or transfer of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Securities, in cash or otherwise, (3) exercise any right with respect to the registration of any Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted, any registration statement in connection therewith, under the Securities Act, or (4) publicly disclose the intention to do any of the foregoing (these restrictions collectively, the “Lock-Up Restrictions”). Furthermore, each Lock-Up Participant confirms that he, she or it has furnished the Buyer with the details of any transaction such Lock-Up Participant, or any of their respective affiliates, is a party to as of the date hereof, which transaction would have been restricted by the provisions of this Schedule 9 if it had been entered into by such Lock-Up Participant during the Lock-Up Period.

1.3	The provisions set forth in paragraph 1.2 of this Schedule 9 shall not apply to transfers of Lock-Up Securities:

(a)
acquired in the open market after the completion of the Issue, provided that no filing under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of such Lock-Up Securities acquired in such open market transactions;

(b)
to any beneficiary of such Lock-Up Participant pursuant to a will, other testamentary document or intestate succession to the legal representatives, heirs, beneficiary or immediate family member of such Lock-Up Participant (for purposes of this Schedule 9, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(c)	to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of such Lock-Up Participant or the immediate family of the such Lock-Up Participant;

(d)	as distributions to limited partners, members or stockholders of such Lock-Up Participant;

(e)	to such Lock-Up Participant’s affiliates or to any investment fund or other entity controlled or managed by such Lock-Up Participant;

(f)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under paragraphs 1.3(b) through (e) above;

(g)
transfers by operation of law, such as (without limitation) pursuant to an order of a court or regulatory agency, including a domestic relations order or negotiated divorce settlement, or to comply with any regulations related to such Lock-Up Participant’s ownership of Buyer Shares;

(h)	to the Buyer or any of its subsidiaries upon death, disability or termination of employment, in each case, of such Lock-Up Participant;

(i)
pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Buyer Shares involving a change of control of the Buyer following the consummation of the Issue that has been approved or recommended by the Buyer’s board of directors (or, as long as the Buyer has a two-tier board structure, the Buyer’s management board and supervisory board), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, such Lock-Up Participant’s Buyer Shares shall remain subject to the provisions of this Schedule 9, and provided further that “change of control” as used in this paragraph, shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Buyer, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting stock of the Buyer; or

(j)	with the prior written consent of the Buyer,

provided that:

(A)	in the case of any transfer or distribution pursuant to paragraphs 1.3(b) through (f) above:

(i)	each donee, trustee, transferee or distributee, as the case may be, shall sign and deliver a lock-up letter substantially in the form of this Schedule 9; and

(ii)	such transfers are not dispositions for value;

(B)
in the case of any transfer or distribution pursuant to paragraphs 1.3(c) through (f) above, each party (donor, donee, trustee, transferor, transferee, distributer or distributee) shall not be required by law (including, without limitation, the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period; and

(C)
in the case of any transfer or distribution pursuant to paragraphs 1.3(b), (g) and (h) above, any filing that is required under the Securities Act or the Exchange Act shall include disclosure explaining the nature of the transfer or disposition in the footnotes thereto, and no filing or public announcement of the transfer or disposition shall be voluntarily made prior to the expiration of the Lock-Up Period.

1.4
Upon expiry of the Lock-Up Period, the Lock-Up Securities shall cease to be subject to the Lock-Up Restrictions at a rate of 1/12 of each Lock-Up Holder’s Lock-Up Securities upon the expiration of each full calendar month from the expiry of the Lock-Up Period, such that there shall be no Lock-Up Securities on the first day of the 13th calendar month following the expiry of the Lock-Up Period (the “Lock-Up Run-Off Period”).

1.5
Notwithstanding anything to the contrary in this Schedule 9, a Lock-Up Participant may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Plan”) during the Lock-Up Period, provided that:

(a)
no direct or indirect offers, pledges, sales, contracts to sell sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Lock-Up Securities may be effected pursuant to such plan during the Lock-Up Period; and

(b)
neither the Buyer nor such Lock-Up Participant will voluntarily report the establishment of such Rule 10b5-1 Plan in any public report or filing with the SEC under the Exchange Act during the Lock-Up Period and any required filing under the Exchange Act regarding such plan indicates that no sales of Buyer Shares shall be permitted under such plan during the Lock-Up Period.

1.6
Each Lock-Up Participant who is not a natural person warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than a natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that has executed a lock-up agreement in substantially the same form as this Schedule 9, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in such Lock-Up Participant.

1.7
In furtherance of the foregoing, the Buyer and its transfer agent and registrar are hereby authorised to decline to make any transfer of Lock-Up Securities if such transfer would constitute a violation or breach of the provisions of this Schedule 9.

1.8	Each Lock-Up Participant understands and acknowledges that the Buyer is proceeding with the Issue in reliance upon the provisions of this Schedule 9.

1.9
Each Lock-Up Participant acknowledges and agrees that the Buyer has not provided any recommendation or investment advice nor has the Buyer solicited any action from such Lock-Up Participant with respect to the Issue and such Lock-Up Participant has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. Each Lock-Up Participant further acknowledges and agrees that, although the Buyer may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to such Lock-Up Participant in connection with the Issue, the Buyer is not making a recommendation to such Lock-Up Participant  to participate in the Issue, enter into the provisions Schedule 9, or sell any Buyer Shares at the price determined in the Issue, and nothing set forth in any such disclosures is intended to suggest that the Buyer is making such a recommendation.

1.10
Each Lock-Up Participant hereby warrants that it has full power and authority to enter into the provisions of this Schedule 9 and that, upon request, each Lock-Up Participant will execute any additional documents necessary in connection with the enforcement thereof. The provisions of this Schedule 9 shall be binding on each Lock-Up Participant, and their respective successors, heirs, personal representatives and assigns.

SCHEDULE 10

[OPTIONHOLDER SCHEDULE]

EXECUTED and delivered as a DEED by ATAI LIFE SCIENCES N.V.

Acting by a director or duly authorised signatory: /s/Srinivas Rao	In the presence of: /s/Anne Johnson
Signature of director Srinivas Rao	Signature of witness Anne Johnson
Name of director (print)	Name of witness (print) [***]
Occupation of witness (print) [***]
Address of witness (print)

[Signature page to Share Purchase Agreement]

EXECUTED and delivered as a DEED by BECKLEY PSYTECH LIMITED

Acting by a director or duly authorised signatory: /s/Cosmo Feilding Mellen	In the presence of: /s/Debbie Lewis
Signature of director Cosmo Feilding Mellen	Signature of witness Debbie Lewis
Name of director (print)	Name of witness (print) [***]
Occupation of witness (print)

[***]
Address of witness (print)

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
GALLOWAY LIMITED	)	/s/Denham Eke
acting by Denham Eke	)	Director
)
in the presence of:	)

Name of witness:	Donna Rollitt

Signature of witness:	/s/Donna Rollitt

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
BILTON INVESTMENTS LIMITED (61354))		/s/Nicola Archer
acting by Praxis Directors One Limited acting by Nicola Archer	)
in the presence of:	)	Director

Name of witness:	Elizabeth Evans

Signature of witness:	/s/Elizabeth Evans

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
COSMO FEILDING MELLEN	)	/s/Cosmo Feilding Mellen
in the presence of:	)

Name of witness:	Debbie Lewis

Signature of witness:	/s/Debbie Lewis

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
MICHAEL JOHN NORRIS	)	/s/Michael Norris
in the presence of:	)

Name of witness:	Jim Butler

Signature of witness:	/s/Jim Butler

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
MARC WAYNE	)	/s/Marc Wayne
in the presence of:	)

Name of witness:	Julie Coleman

Signature of witness:	/s/Julie Coleman

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
TIM MASON	)	/s/Tim Mason
in the presence of:	)

Name of witness:	Julia Ford

Signature of witness:	/s/Julia Ford

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
MARK WARE	)	/s/Mark Ware
in the presence of:	)

Name of witness:	Gabriel Ware

Signature of witness:	/s/Gabriel Ware

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
ROCK FEILDING MELLEN	)	/s/Rock Feilding Mellen
in the presence of:	)

Name of witness:	Marcia Austen

Signature of witness:	/s/Marcia Austen

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
CHRIS SCHNARR	)	/s/Chris Schnarr
in the presence of:	)

Name of witness:	Will Schnarr

Signature of witness:	/s/Will Schnarr

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
RICHARD REED	)	/s/Richard Reed
in the presence of:	)

Name of witness:	Nadia Troxler

Signature of witness:	/s/Nadia Troxler

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
TIM HAINES	)	/s/Tim Haines
in the presence of:	)

Name of witness:	Marie-Claire Haines

Signature of witness:	/s/Marie-Claire Haines

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
CHRISTIAN AF JOCHNICK	)	/s/Christian AF Jochnick
in the presence of:	)

Name of witness:	Eric Carlson Rydman

Signature of witness:	/s/Eric Carlson Rydman

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
CHRIS O’DONOGHUE	)	/s/Chris O’Donoghue
in the presence of:	)

Name of witness:	Catherine Percival

Signature of witness:	/s/Catherine Percival

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
POWERONE CAPITAL CORP	)	/s/Pasquale Di Capo
acting by Pasquale Di Capo	)	Authorised Signatory
in the presence of:	)

Name of witness:	Jerry Wang

Signature of witness:	/s/Jerry Wang

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
BE FUND I, A SERIES OF BICYCLE DAY	)
VENTURES, LP	)	/s/Joshua Cowdin
acting by Belltower Fund Group, Ltd., Agent	)	Authorized Person of the Agent of the
of the General Partner, Name: Joshua Cowdin Title: Authorized Person Address: [***] Email: [***]	) ) ) )	Fund’s GP
in the presence of:	)

Name of witness:	Zach Conley

Signature of witness:	/s/Zach Conley

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
NOETIC PSYCHEDELIC FUND LP	)	/s/David Schnarr
acting by David Schnarr	)	Authorised Signatory
in the presence of:

Name of witness:	Paula Schnarr

Signature of witness:	/s/Paula Schnarr

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
OV BP LIMITED	)	/s/Abdulaziz Shikh Al Sagha
acting by Abdulaziz Shikh Al Sagha	)	Director
in the presence of:	)

Name of witness:	Mohamed Abu Ghazaleh

Signature of witness:	/s/Mohamed Abu Ghazaleh

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
OV BP SERIES B LIMITED	)	/s/Abdulaziz Shikh Al Sagha
acting by Abdulaziz Shikh Al Sagha	)	Director
in the presence of:	)

Name of witness:	Mohamed Abu Ghazaleh

Signature of witness:	/s/Mohamed Abu Ghazaleh

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
JAMES BAILEY	)	/s/James Bailey
in the presence of:	)

Name of witness:	Matt Carter

Signature of witness:	/s/Matt Carter

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
WOOD CAPITAL LTD	)	/s/Jed Wood
acting by Jed Wood	)	Director
in the presence of:	)

Name of witness:	Dezarae Bassett

Signature of witness:	/s/Dezarae Bassett

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
MEDIQ VENTURES LIMITED	)	/s/Denham Eke
acting by Denham Eke	)	Director
in the presence of:	)

Name of witness:	Donna Rollitt

Signature of witness:	/s/Donna Rollitt

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
BE FUND II, A SERIES OF BICYCLE DAY	)
VENTURES, LP	)
acting by FUND GP, LLC its General Partner	)	/s/Joshua Cowdin
acting by BELLTOWER FUND GROUP, LTD.	) )	Authorised Signatory
Agent of the General Partner	)
acting by Joshua Cowdin Title: Authorized Person Address: [***] Email: [***]	) ) ) )
in the presence of:	)

Name of witness:	Zach Conley

Signature of witness:	/s/Zach Conley

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
BICYCLE DAY VENTURES LLC	)	/s/Chris Kantrowitz
acting by Chris Kantrowitz	)	Authorised Signatory
in the presence of:	)

Name of witness:	Josh Felser

Signature of witness:	/s/Josh Felser

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
DAVID D’ONOFRIO	)	/s/David D’Onofrio
in the presence of:	)

Name of witness:	Jerry Wang

Signature of witness:	/s/Jerry Wang

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
2180447 ONTARIO INC	)	/s/David D’Onofrio
acting by David D’Onofrio	)	Authorised Signatory
in the presence of:	)

Name of witness:	Jerry Wang

Signature of witness:	/s/Jerry Wang

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
BE FUND III, A SERIES OF BICYCLE DAY VENTURES LP	) )	/s/Joshua Cowdin
acting by Belltower Fund Group Ltd., Agent of the General Partner acting by Joshua Cowdin	) )	Authorised Signatory
Title: Authorized Person Address: [***] Email: [***] in the presence of:	) ) ) )

Name of witness:	Zach Conley

Signature of witness:	/s/Zach Conley

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
GREY HOUSE PARTNERS ELEUSIS HOLDINGS SPV LP	)	/s/David Schnarr
acting by David Schnarr	)	Authorised Signatory
in the presence of:	)

Name of witness:	Paula Schnarr

Signature of witness:	/s/Paula Schnarr

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
THE DICAPO FAMILY TRUST	)	/s/David D’Onofrio
acting by David D’Onofrio	)	Authorised Signatory
in the presence of:	)

Name of witness:	Jerry Wang

Signature of witness:	/s/Jerry Wang

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
WOVEN LABS LLC	)	/s/Nick von Christierson
acting by Nick von Christierson	)	Authorised Signatory
in the presence of:	)

Name of witness:	Giles Hayward

Signature of witness:	/s/Giles Hayward

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
NOETIC PSYCHEDELIC FUND US LP	)	/s/David Schnarr
acting by David Schnarr	)	Authorised Signatory

in the presence of:

Name of witness:	Paula Schnarr

Signature of witness:	/s/Paula Schnarr

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]